As filed with the Securities and Exchange Commission on July 11, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

AmREIT

(Exact name of registrant as specified in its governing instruments)

TEXAS (State or other jurisdiction of incorporation or organization)	76-0410050 (IRS Employer Identification Number)

8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(713) 850-1400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

H. Kerr Taylor
Chief Executive Officer
AmREIT
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(713) 850-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Bryan L. Goolsby
Gina E. Betts
Locke Liddell & Sapp LLP
2200 Ross Avenue
Suite 2200
Dallas, Texas 75201
Telephone (214) 740-8000

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered (1)	Aggregate Price Per Share (2)	Aggregate Offering Price	Registration Fee

Class A Common Shares, $.01 par value per share	1,000,000 shares	$ 8.275	$ 8,275,000	$ 973.97

(1)	The shares may be sold, from time to time, by the registrant, pursuant to its Dividend Reinvestment Plan.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) based on the high and low sales prices of the class A common shares on the American Stock Exchange on July 7, 2005.

PROSPECTUS

Dividend Reinvestment Plan

AmREIT

1,000,000 Class A Common Shares

     We are offering existing holders of our class A common shares the opportunity to participate in our Dividend Reinvestment Plan. The plan is designed to be an economical and convenient method for existing shareholders to increase their holdings of our class A common shares.

     If you are an existing holder of our class A common shares, you may elect to have all or a portion of your cash dividends automatically invested in additional shares of class A common shares at the market price, without payment of any brokerage or service charge.

     Our class A common shares are listed on the American Stock Exchange under the symbol “AMY.” On July 7, 2005, the closing sale price on the American Stock Exchange for our class A common shares was $8.25 per share. The address and telephone number of our principal executive offices is 8 Greenway Plaza, Suite 1000, Houston, Texas 77046; (713) 850-1400.

     You should carefully consider the Risk Factors beginning on page 6 of this prospectus before enrolling in the plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities discussed in the prospectus, nor have they determined whether this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2005

 i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus that are “forward-looking” in that they do not discuss historical facts but instead note future expectations, projections, intentions or other items relating to the future. These forward-looking statements include those made in the documents incorporated by reference in this prospectus.

     Forward-looking statements, which are generally prefaced by the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar terms, are subject to known and unknown risks, uncertainties and other facts that may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements.

     Risks, uncertainties, and factors that could cause actual results to differ materially from those projected are discussed in the “Risk Factors” section of this prospectus, as well as in reports filed by us from time to time with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus might not occur.

SUMMARY

     The following summary description of our dividend reinvestment plan, is qualified by reference to the full text of the plan which appears in this prospectus. Capitalized terms have the meanings given to them in the plan. Please see the “Glossary” section of this prospectus for definitions of such terms. As used in this prospectus, the terms “company,” “we,” “our” and “us” refer to AmREIT, except where the context otherwise requires. All references to AmREIT also include references to its predecessor entities where the context requires.

Our Company	We are a fully integrated, self-managed and self-advised equity REIT based in Houston, Texas. We own and operate a portfolio of multi-tenant and single-tenant retail properties consisting of 62 properties in 17 states as of June 1, 2005, having an aggregate gross leaseable area of approximately 1,075,000 square feet (including Uptown Park Shopping Center described below). Multi-tenant shopping centers represented 62.5% of annualized rental income for the properties we owned as of December 31, 2004. We also manage an additional 20 properties located in six states for our affiliated retail partnerships.

On June 1, 2005, we acquired Uptown Park Shopping Center, a 169,000-square-foot lifestyle retail center located in Houston, Texas on the northwest corner of Post Oak Boulevard and IH-610. The property was purchased for approximately $69 million and was financed with $49 million of long-term fixed rate debt, $18 million in net cash proceeds from a secondary offering of our class A common shares with the remainder of the purchase price being paid with borrowings under our credit facility. The debt has a ten-year term, a 5.37 % interest rate, and requires that interest-only payments be made monthly during the entire term of the loan. The weighted average remaining lease term for this property is 5.4 years.

We have focused geographically on the Sun Belt states with an emphasis on the Houston market and other large metropolitan markets in Texas, such as Dallas and San Antonio. We focus on acquiring and selectively developing multi-tenant shopping centers anchored by major retailers. Many of our properties are located on what we call “Irreplaceable Corners™” which we define as premier retail frontage locations in high-traffic, highly populated, affluent areas with high barriers to entry. We focus on Irreplaceable Corners because we believe that these properties are in greater demand, have greater prospects for upward movement in rents and should produce higher risk-adjusted returns than similar properties located in other locations.

AmREIT is vertically integrated with three additional synergistic businesses that we believe enhance our earnings potential, add value and support our portfolio expansion. These three synergistic businesses are: (1) a full service real estate operating and development business; (2) a retail partnership business; and (3) a registered securities business.

Direct Registration	AmREIT is a participant in the Direct Registration System (DRS). DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of the company without the need for physical certificates and are held separately from any plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS you can:

•	eliminate the risk and cost of storing certificates in a secure place;

•	eliminate the cost associated with replacing lost, stolen, or destroyed certificates;

•	move shares electronically to your broker.

Any future share transactions will be issued to book-entry form rather than physical certificates unless otherwise specified by you. You may convert any stock certificate(s) you are currently holding into book-entry form. Send the stock certificate(s) to the Plan Administrator with a request to deposit them to your DRS account. There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and we recommend sending your certificate registered insured mail for 3% of the current market value.

You may choose to have a portion or all of your full book-entry or plan shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.

Purpose of the Plan	The purpose of the plan is to provide our existing shareholders with a convenient and less costly method of purchasing our class A common shares and investing all or a percentage of their cash dividends in additional class A common shares.

Source of Purchase of Shares	Class A common shares purchased through the plan will be supplied either by (1) AmREIT issuing new additional shares or (2) through purchases by the Plan Administrator of class A common shares on the open market or privately negotiated transactions, or by a combination of such purchases, at our option.

Telephone Privileges	If you have established automated privileges on your account, you can:

•	change the amount of or stop automatic monthly bank withdrawals;

•	change your dividend reinvestment option (for example, from full to partial reinvestment);

•	sell some or all of your plan shares if the current market value of the shares to be sold is $25,000 or less; and

•	request a certificate for some or all full shares in the plan, but only if the current market value of the shares to be issued is $50,000 or less.

To establish automated privileges, please call the Plan Administrator and request an Automated Request Authorization form.

Internet Privileges	You may access your account information and perform transactions on the internet.

For shareholders of record, to activate your account and establish a Personal Identification Number (PIN), you will need your 10-digit Wells Fargo account number (which is listed on your account statement), your Social Security number, your email address, and the company name you own stock in, AmREIT.

Instructions to access your account online are as follows:
Go to www.shareowneronline.com and click “First Time Visitor Sign Up.” Next, simply follow the instructions found on the “First Time Visitor New Member Registration” page.

Once you have successfully signed up, you will receive an e-mail notifying you that your account information is available, usually the next business day.

Once you have activated your account online, you can also:

•	authorize, change or terminate your Automatic Cash Withdrawal and Investment Service;

•	sell some or all of your plan shares if the current market value of the shares to be sold is $25,000 or less; or

•	change your dividend reinvestment option (for example, from full to partial reinvestment).

Certain restrictions may apply.

Investment Options	You may choose from the following options:

1. Full Dividend Reinvestment: The Plan Administrator will apply all cash dividends relating to all class A common shares registered in your name, including shares in book-entry (DRS), and all cash dividends on all shares held for you under the plan toward the purchase of additional class A common shares.

2. Partial Dividend Reinvestment: The Plan Administrator will apply the cash dividends on a number of class A common shares registered in your name, including shares in book-entry, specified by you to purchase additional class A common shares. The Plan Administrator will pay the dividends relating to the remaining class A common shares registered in your name to you in cash.

3. All Dividends Paid in Cash: You will continue to receive cash dividends on class A common shares registered in your name, including shares in book-entry (DRS), in the usual manner.

You may change your reinvestment option at any time by going online (see “Internet Privileges”), calling (see “Telephone Transactions”) or sending written notice to the Plan Administrator. Dividends paid on all class A common shares acquired under and held in the plan will be automatically reinvested in additional class A common shares.

Withdrawal	You may withdraw from the plan with respect to all or a portion of the shares held in your plan account at any time by notifying the Plan Administrator in writing.

Investment Date	The Investment Date will be (i) if shares are acquired directly from us, the dividend payment date authorized by our Board of Trust Managers, or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than 10 business days following the dividend payment date.

Market Price	Any shares acquired on the open market will be purchased for the plan at the applicable Market Price of our class A common shares reported on the AMEX. In no event shall the price paid be less than the Minimum Price, which is 95% of the sum of the fair market value of our class A common shares on the date of purchase plus brokerage commissions, if any, paid by us. The Market Price, in the case of shares purchased directly from us, will be the average of the daily high and low sales prices, computed to four decimal places, of our class A common shares on the AMEX or other applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period. A Pricing Period is generally a period of 10 consecutive trading days, but can be set to other periods by us. In the case of shares purchased on the open market, the Market Price will be the weighted average of the actual prices paid, computed to four decimal places, for all of the class A common shares purchased by the Plan Administrator with all Participants’ reinvested dividends for the related month.

Expenses	We will pay brokerage commissions so long as the brokerage commissions do not exceed 5% of the value of our class A common shares on the date of purchase. We will pay all other costs of administering the plan. However, if you request that the Plan Administrator sell all or any portion of your shares, a nominal fee per transaction plus, brokerage commissions and applicable taxes will be deducted from your sale proceeds.

No Interest Pending Investment	No interest will be paid on cash dividends pending reinvestment under the terms of the plan.

RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or results of operations could be harmed by any of these risks. Similarly, these risks could cause the market price of our class A common shares to decline, and you might lose all or part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial might also impair our business operations.

Risks Associated with an Investment in AmREIT

Our class A common shares have limited average daily trading volume.

     Our class A common shares are currently traded on the American Stock Exchange. Our class A common shares have only been listed since July 2002, and as of June 30, 2005, the average daily trading volume was approximately 17,196 shares based on a 90-day average. As a result, the class A common shares currently have limited liquidity, and there can be no assurance that the market for the class A common shares will improve.

Tenant, geographic or retail product concentrations in our real estate portfolio could make us vulnerable to negative economic and other trends.

     There is no limit on the number of properties that we may lease to a single tenant. However, under investment guidelines established by our board, no single tenant may represent more than 15% of AmREIT’s total annual revenue unless approved by our board. Our board will review our properties and potential investments in terms of geographic and tenant diversification. Kroger, IHOP and CVS accounted for 3.7%, 11.5% and 4.3%, respectively, of AmREIT’s total revenues for the year ended December 31, 2004. As of December 31, 2004, annualized base rent for Kroger, IHOP and CVS represented 13.2%, 14.1% and 5.8%, respectively, of our total annualized base rent. Because of this concentration, there is a risk that any adverse developments affecting either Kroger, IHOP or CVS could materially adversely affect our revenues (thereby affecting our ability to make distributions to shareholders).

     Twenty-one of our properties representing approximately 67% of our rental income for the year ended December 31, 2004 are located in the Houston, Texas metropolitan area. Therefore, we are vulnerable to economic downturns affecting Houston, or any other metropolitan area where we might in the future have a concentration of properties. With the acquisition of Uptown Park on June 1, 2005, the diversification of our tenants became more diversified, however, our geographic diversification became more concentrated in the Houston, Texas market and we are even more vulnerable to economic downturns affecting this market.

     If in the future properties we acquire result in or extend geographic or tenant concentrations or concentration of product types, such acquisitions may increase the risk that our financial condition will be adversely affected by the poor judgment of a particular tenant’s management group, by poor performance of our tenants’ brands, by a downturn in a particular market sub-segment or by market disfavor with a certain product type.

     Our profitability and our ability to diversify our investments, both geographically and by type of properties purchased, will be limited by the amount of capital at our disposal. An economic downturn in one or more of the markets in which we have invested could have an adverse effect on our financial condition and our ability to make distributions.

You cannot evaluate properties that we have not yet acquired or identified for acquisition.

     We have established certain criteria for evaluating acquisition properties and the tenants occupying such properties. We have not set fixed minimum standards relating to creditworthiness of tenants and, therefore, our board and management have discretion in assessing potential acquisitions and tenant relationships. Accordingly, you will have no ability to evaluate particular investments that we may make.

We may increase our leverage without shareholder approval.

     Our bylaws provide that we will not incur recourse indebtedness if, after giving effect to the incurrence thereof, aggregate recourse indebtedness, secured and unsecured, would exceed 55% of our gross asset value on a consolidated basis. However, our operating at the maximum amount of leverage permitted by our bylaws could adversely affect our cash available for distribution to our shareholders and could result in an increased risk of default on our obligations. We intend to borrow funds through secured and/or unsecured credit facilities to finance property investments in the future. These borrowings may require lump sum payments of principal and interest at maturity. Because of the significant cash requirements necessary to make these large payments, our ability to make these payments may depend upon our access to capital markets and/or ability to sell or refinance properties for amounts sufficient to repay such loans. At such times, our access to capital might be limited or non-existent and the timing for disposing of properties may not be optimal, which could cause us to default on our debt obligations and/or discontinue payment of dividends. In addition, increased debt service may adversely affect cash flow and share value.

     At March 31, 2005, AmREIT had outstanding debt totaling $92.8 million of which $25.9 million was unsecured. This debt represented approximately 48% of AmREIT’s total assets.

Distribution payments in respect of our Class A common share are subordinate to payments on debt and other series of common shares.

     AmREIT has paid distributions since its organization in 1993. Distributions to our shareholders, however, are subordinate to the payment of our current debts and obligations. If we have insufficient funds to pay our debts and obligations, future distributions to shareholders will be suspended pending the payment of such debts and obligations. Dividends may be paid on the class A common shares only if all dividends then payable on the class B common shares and class C common shares have been paid. As a result, the class A common shares are subordinate to the class B and class C common shares as to dividends.

Bankruptcy of a significant tenant would adversely affect AmREIT’s operations.

     Bankruptcies of our tenants or the bankruptcy of a significant tenant could adversely affect us in the following ways:

•	reduction or loss of lease payments related to the termination of the tenant’s leases;

•	reduction of revenue resulting from the restructuring of the original tenant’s leases;

•	interruptions in the receipt of lease revenues from the tenant;

•	increase in the costs associated with the maintenance and financing of vacant properties;

•	increase in costs associated with litigation and the protection of the properties;

•	increase in costs associated with improving and reletting the properties;

•	reduction in the value of our shares; and

•	decrease in distributions to shareholders.

There may be significant fluctuations in our quarterly results.

     Our quarterly operating results will fluctuate based on a number of factors, including, among others:

•	interest rate changes;

•	the volume and timing of our property acquisitions;

•	the amount and timing of income generated by our real estate operating and development and securities company subsidiaries, as well as our retail partnerships;

•	the recognitions of gains or losses on property sales;

•	the level of competition in our market; and

•	general economic conditions, especially those affecting the retail industries.

As a result of these factors, results for any quarter should not be relied upon as being indicative of performance in future quarters. The market price of our class A common shares could fluctuate with fluctuations in our quarterly results.

Our plan to grow through the acquisition and development of additional properties could be adversely affected by trends in the real estate and financing businesses.

     Our growth strategy is substantially based on the acquisition and development of additional properties. We cannot assure you that we will be able to successfully execute our growth strategy because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing.

If we cannot meet our REIT distribution requirements, we may have to borrow funds or liquidate assets to maintain our REIT status.

     REITs generally must distribute 90% of their taxable income annually. In the event that we do not have sufficient available cash to make these distributions, our ability to acquire additional properties may be limited. Also, for the purposes of determining taxable income, we may be required to include interest payments, rent and other items we have not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, we could have taxable income in excess of cash available for distribution. In such event, we could be required to borrow funds or sell assets in order to make sufficient distributions and maintain our REIT status.

Conversion of class B common shares could put downward pressure on the market price of our class A common shares.

     As of March 31, 2005, there were 2,215,722 class B common shares outstanding, each of which is currently convertible into class A common shares on a one-for-one basis. The class B common shares are not listed on any exchanges, and no trading market presently exists for the class B common shares. As a result, holders of the class B common shares who convert to class A common shares may be doing so, in part, to be able to liquidate some or all of their investment in AmREIT. Due to the limited average trading volume of the class A common shares, substantial sales of class A common shares would result in short-term downward pressure on the price of the class A common shares.

An increase in market interest rates may have an adverse effect on the market price of our class A common shares.

     One of the factors that investors may consider in deciding whether to buy or sell our class A common shares is our distribution rate with respect to our class A common shares as a percentage of our stock price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution rate on our class A common shares or seek securities paying higher dividends or interest. The market price of our class A common shares likely will be based primarily on the earnings that we derive from our properties and our distributions to shareholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our class A common shares. For instance, if interest rates rise without an increase in our distribution rate, the market price of our class A common shares could decrease because potential investors may require a higher yield on our class A common shares as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions to shareholders.

Limitations on share ownership required to maintain our REIT status may deter attractive tender offers for our class A common shares.

     For the purposes of protecting our REIT status, our declaration of trust limits the ownership by any single holder of our common shares to 9.0% of the issued and outstanding common shares, unless our board waives such limitations. These restrictions may discourage a change in control of AmREIT, deter any attractive tender offers for AmREIT common shares or limit the opportunity for you or other shareholders to receive a premium for your AmREIT common shares.

Our declaration of trust contains anti-takeover provisions.

     Our declaration of trust contains provisions which may make it more difficult to remove current management or delay or discourage an unsolicited takeover, which could have the effect of inhibiting a non-negotiated merger or other business combination involving AmREIT. These provisions include:

•	the prohibition on any person owning, directly or indirectly, more than 9.0% of the outstanding common shares; and

•	provisions authorizing the issuance of preferred shares on terms that board members determine make it more difficult for an aggressor to obtain a controlling number of shares.

     For us to continue to qualify as a REIT under the Internal Revenue Code, not more than 50% of our outstanding shares may be owned by five or fewer individuals during the last half of each year and outstanding shares must generally be owned by 100 or more persons during at least 335 days of a taxable year of 12 months. Our declaration of trust restricts the accumulation or transfer of common shares if any accumulation or transfer could result in any person beneficially owning in excess of 9.0% of the then outstanding common shares.

Provisions of our declaration of trust, bylaws and Texas law could restrict change in control.

     Our declaration of trust and bylaws contain provisions that may inhibit or impede acquisition or attempted acquisition of control of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate bids and to encourage persons seeking to acquire control of AmREIT to negotiate first with us. See “Certain Anti-Takeover Provisions of the Declaration of Trust and Bylaws and Texas Law.”

We may have refinancing risk with respect to short-term borrowings used to fund the development or acquisition of properties.

     We anticipate that our new developments and acquisitions will be financed under lines of credit or other interim forms of secured or unsecured financing. Permanent financing for those newly developed or acquired projects may not be available or may be available only on disadvantageous terms. In addition, AmREIT’s distribution requirements limit its ability to rely upon income from operations or cash flow from operations to finance new developments or acquisitions. As a result, if permanent financing is not available on acceptable terms, further development activities or acquisitions might be curtailed. In the case of an unsuccessful development or acquisition, AmREIT’s loss could exceed its project investment.

We will be subject to conflicts of interest.

     We will be subject to conflicts of interest arising out of our relationships with our affiliated retail partnerships, including certain material conflicts discussed below.

     We will experience competition for acquisition properties. In evaluating property acquisitions, certain properties may be appropriate for acquisition by either AmREIT or one of its affiliated retail partnerships. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before making your investment. Generally, we will evaluate each property, considering the investment objectives, creditworthiness of the tenants, expected holding period of the property, available capital and geographic and tenant concentration issues when determining the allocation of properties among AmREIT and its affiliated retail partnerships.

     There will be competing demands on our management and board. Our management team and board are not only responsible for AmREIT, but also for our affiliated retail partnerships, which include entities that may invest in the same types of assets in which AmREIT may invest. For this reason, the management team and trust managers will divide their management time and services among those companies and AmREIT, will not devote all of their attention to AmREIT and could take actions that are more favorable to the other entities than to AmREIT.

     AmREIT may invest along side our affiliated retail partnerships. AmREIT may also invest in joint ventures, partnerships or limited liability companies for the purpose of owning or developing retail real estate projects. In either event, we may be a general partner and fiduciary for and owe certain duties to our other partners in such ventures. The interests, investment objectives and expectations regarding timing of dispositions may be different for the other partners than those of our shareholders, and there are no assurances that your interests and investment objectives will take priority.

     We may, from time to time, purchase one or more properties from our affiliated retail partnerships. In such circumstances, we will work with the applicable retail partnership to ascertain, and we will pay, the market value of the property. By our dealing directly with our retail partnerships in this manner, generally no brokerage commissions will be paid; however, there can be no assurance that the price we pay for any property will be equal to or greater than the price we would have been able to negotiate from an independent third party. These property acquisitions from the affiliated retail partnerships will be limited to properties that the affiliated retail partnerships developed.

Our board can take many actions without shareholder approval.

     Our board has authority to oversee our operations. This authority includes significant flexibility and discretion. For example, our board can (1) prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT or for any other reason deemed to be in the best interests of the shareholders; (2) cause us to issue additional shares without obtaining shareholder approval, which could dilute your ownership; (3) direct our investments toward investments that will not appreciate over time; and (4) change minimum creditworthiness standards with respect to tenants. Any of these actions could reduce the value of our assets without giving you, as a shareholder, the right to vote.

Our officers and trust managers have limited liability.

     Our declaration of trust and bylaws provide that an officer’s or trust manager’s liability for monetary damages to us, our shareholders or third parties may be limited. Generally, we are obligated under our declaration of trust, bylaws and the indemnification contracts we have with our officers and trust managers to indemnify our officers and trust managers against certain liabilities incurred in connection with their services. These provisions could limit our ability and the ability of our shareholders to effectively take action against our trust managers and officers arising from their service to us.

Our securities business is subject to government regulation and its activities are subject to a broad range of securities laws

     Our broker-dealer subsidiary is registered with the SEC and is a member of the National Association of Securities Dealers or (NASD), and, accordingly, subject to regulation, including periodic inspection, by both the SEC and NASD. Under various securities laws and the rules of our regulators, our broker-dealer must maintain compliance programs, policies and procedures, adequately supervise sales efforts and file periodic reports. These laws and regulations increase our cost of doing business. Also, because our broker-dealer subsidiary engages in the distribution of securities, we and our broker-dealer are subject to investor claims under the liability provisions of the securities laws.

Risks Associated with an Investment in Real Estate

Real estate investments are relatively illiquid.

     Real estate investments are relatively illiquid. Illiquidity limits the owner’s ability to vary its portfolio promptly in response to changes in economic or other conditions. In addition, federal income tax provisions applicable to REITs may limit our ability to sell properties at a time which would be in the best interest of our shareholders.

Our properties are subject to general real estate operating risks.

     If you become a shareholder of AmREIT your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in zoning or tax laws or the lack of availability of financing could adversely affect occupancy or rental rates. In addition, increases in operating costs due to inflation and other factors may not be offset by increased rents. If operating expenses increase, the local rental market for properties similar to AmREIT’s may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. If any of the above occurs, our ability to make distributions to shareholders could be adversely affected.

We may construct improvements, the cost of which may not be recoverable.

     We may on occasion acquire properties and construct improvements or acquire properties under contract for development. Investment in properties to be developed or constructed is more risky than investments in fully developed and constructed properties with operating histories. In connection with the acquisition of these properties, we may advance, on an unsecured basis, a portion of the purchase price in the form of cash, a conditional letter of credit and/or a promissory note. We will be dependent upon the seller or lessee of the property under construction to fulfill its obligations, including the return of advances and the completion of construction. This party’s ability to carry out its obligations may be affected by financial and other conditions which are beyond our control.

     If we acquire construction properties, the general contractors and the subcontractors may not be able to control the construction costs or build in conformity with plans, specifications and timetables. The failure of a contractor to perform may necessitate our commencing legal action to rescind the construction contract, to compel performance or to rescind our purchase contract. These legal actions may result in increased costs to us. Performance may also be affected or delayed by conditions beyond the contractor’s control, such as building restrictions, clearances and environmental impact studies imposed or caused by governmental bodies, labor strikes, adverse weather, unavailability of materials or skilled labor and by financial insolvency of the general contractor or any subcontractors prior to completion of construction. These factors can result in increased project costs and corresponding depletion of our working capital and reserves and in the loss of permanent mortgage loan commitments relied upon as a primary source for repayment of construction costs.

     We may make periodic progress payments to the general contractors of properties prior to construction completion. By making these payments, we may incur substantial additional risks, including the possibility that the developer or contractor receiving these payments may not fully perform the construction obligations in accordance with the terms of his agreement with AmREIT and that we may be unable to enforce the contract or to recover the progress payments.

Net leases may not result in fair market lease rates over time.

     Net leases accounted for 100% of AmREIT’s total rental income for the years ended December 31, 2004 and 2003. Under net leases, our tenants are generally responsible for the payment, directly or indirectly, of insurance, property taxes and other property-level expenses. Net leases frequently provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to early termination of the lease under specified circumstances. Further, net leases are typically for longer lease terms and, thus, there is an increased risk that any rental increase clauses in future years will fail to result in fair market rental rates during those years. The original leases on our existing properties are for original terms ranging from 10 to 20 years.

     In the event a lease is terminated, we may not be able to lease the property for the previous rent and may not be able to sell the property without incurring a loss. We could also experience delays in enforcing our rights against defaulting tenants. If a tenant does not pay rent, we may not only lose the net cash flow from the property but may also need to use cash flow generated by other properties to meet mortgage payments on the defaulted property.

We may invest in joint ventures.

     Investments in joint ventures may involve risks which may not otherwise be present in our direct investments such as:

•	the potential inability of our joint venture partner to perform;

•	the joint venture partner may have economic or business interests or goals which are inconsistent with or adverse to ours;

•	the joint venture partner may take actions contrary to our requests or instructions or contrary to our objectives or policies; and

•	the joint venturers may not be able to agree on matters relating to the property they jointly own. Although each joint owner will have a right of first refusal to purchase the other owner’s interest, in the event a sale is desired, the joint owner may not have sufficient resources to exercise such right of first refusal.

     We also may participate with other investors, possibly including investment programs or other entities affiliated with our management, in investments as tenants-in-common or in some other joint venture arrangement. The risks of such joint ownership may be similar to those mentioned above for joint ventures and, in the case of a tenancy-in-common, each co-tenant normally has the right, if an unresolvable dispute arises, to seek partition of the property, which partition might decrease the value of each portion of the divided property.

Our properties may be subject to environmental liabilities.

     Under various federal and state environmental laws and regulations, as an owner or operator of real estate, we may be required to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum product releases at our properties. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by those parties in connection with the contamination. In addition, some environmental laws create a lien in favor of the government on the contaminated site for damages and costs the government incurs in connection with the contamination. The presence of contamination or the failure to remediate contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. We could also be liable under common law to third parties for damages and injuries resulting from environmental contamination coming from our properties.

     All of our properties will be acquired subject to satisfactory Phase I environmental assessments, which generally involve the inspection of site conditions without invasive testing such as sampling or analysis of soil, groundwater or other media or conditions; or satisfactory Phase II environmental site assessments, which generally involve the testing of soil, groundwater or other media and conditions. Our board may determine that we will acquire a property in which a Phase I or Phase II environmental assessment indicates that a problem exists and has not been resolved at the time the property is acquired, provided that (A) the seller has (1) agreed in writing to indemnify us and/or (2) established in escrow cash equal to a predetermined amount greater than the estimated costs to remediate the problem; or (B) we have negotiated other comparable arrangements, including, without limitation, a reduction in the purchase price. We cannot be sure, however, that any seller will be able to pay under an indemnity we obtain or that the amount in escrow will be sufficient to pay all remediation costs. Further, we cannot be sure that all environmental liabilities have been identified or that no prior owner, operator or current occupant has created an environmental condition not known to us. Moreover, we cannot be sure that (1) future laws, ordinances or regulations will not impose any material environmental liability or (2) the current environmental condition of our properties will not be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. Environmental liabilities that we may incur could have an adverse effect on our financial condition or results of operations.

Anticipated borrowing creates risks.

     We may borrow money to acquire assets, to preserve our status as a REIT or for other corporate purposes. We may mortgage or create a lien on one or more of our assets in connection with any borrowing. We currently have a revolving line of credit in an aggregate amount of up to $41 million to provide financing for the acquisition of assets, of which approximately $25.1 million was outstanding as of March 31, 2005. We may repay the line of credit using equity offering proceeds, including proceeds from this offering, working capital, permanent financings or proceeds from the sale of assets. We may also obtain additional long-term, permanent financing. Our bylaws limit our recourse debt obligations to 55% of our gross asset value. Borrowing is risky and cash flow from our real estate and other investments may be insufficient to meet our debt obligations. In addition, our lenders may seek to impose restrictions on future borrowings, distributions and operating policies. If we mortgage or pledge assets as collateral and we cannot meet our debt obligations, the lender could take the collateral, and we would lose both the asset and the income we were deriving from it.

We may not have adequate insurance.

     An uninsured loss or a loss in excess of insured limits could have a material adverse impact on our operating results and cash flows, and returns to the shareholders could be reduced. Certain types of losses, such as from terrorist attacks, however, may be either uninsurable, or coverage may be too difficult to obtain or too expensive to justify insuring against such types of losses. Generally, we only obtain coverage for terrorist attacks if required by our lender. Furthermore, an insurance provider could elect to deny or limit coverage under a claim. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. Therefore, if we, as landlord, incur any liability which is not fully covered by insurance, we would be liable for the uninsured amounts, cash available for distributions to shareholders may be reduced and the value of our assets may decrease significantly. In addition, in such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Our properties may not be profitable, may not result in distributions and/or may depreciate.

     While we will attempt to buy leased, income-producing properties at a price at or below the appraised value of such properties, properties acquired by AmREIT:

•	may not operate at a profit;

•	may not perform to AmREIT’s expectations;,

•	may not appreciate in value;

•	may depreciate in value;

•	may not ever be sold at a profit; and

•	may result in the loss of a portion of AmREIT’s investment.

The marketability and value of any properties will depend upon many factors beyond our control. A ready market for our properties may not exist or develop.

We may provide financing to purchasers of properties.

     We may provide purchaser financing which would delay receipt of the proceeds from a property sale. We may provide this financing where lenders are not willing to make loans secured by commercial real estate or where a purchaser is willing to pay a higher price for the property than it would without this financing.

     In those circumstances, we will be subject to risks inherent in the business of lending, such as the risk of default of the borrower or bankruptcy of the borrower. Upon a default by a borrower, we may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with administration of our mortgage loans and any collections upon a borrower’s default. We will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since our primary source of financing our mortgage loans is expected to be through variable rate loans, any increase in interest rates will also likely increase our borrowing costs. In addition, any interest rate increases after a loan’s origination could also adversely affect the value of the loans when securitized.

We may engage in sale-leaseback transactions.

     We, on occasion, may lease an investment property back to the seller. When the seller/lessee leases space to tenants, the seller/lessee may be unable to meet its rental obligations to us if the tenants are unable to meet their lease payments to the seller/lessee. A default by the seller/lessee or other premature termination of the leaseback agreement could have an adverse effect on our financial position. In the event of a default or termination, we may not be able to find new tenants without incurring a loss.

     Additionally, a seller may attempt to include in the acquisition price all or some portion of the lease payments. If the seller is successful, we may pay a premium upon acquisition where a leaseback is involved.

We must compete for acceptable investments.

     Our operating results will depend upon the availability of suitable investment opportunities, which in turn depends on the type of investment involved, the condition of the money markets, the nature and geographical location of the property, competition and other factors, none of which can be predicted with certainty. We will continue to compete for acceptable investments with other financial institutions, including insurance companies, pension funds and other institutions, real estate investment trusts and limited partnerships which have investment objectives similar to those of AmREIT. Many of these competitors may have greater resources than we have.

We may be unable to renew leases or relet spaces.

     Our property leases might not be renewed, the space might not be relet or the terms of renewal or reletting may be less favorable than current lease terms. Our cash flow and ability to make expected distributions to its shareholders may be adversely affected if: (1) we are unable to promptly relet or renew the leases, (2) the rental rate upon renewal or reletting is significantly lower than expected or (3) our reserves proved inadequate.

Our properties face competing properties.

     All of our properties are located in areas that include competing properties. The number of competitive properties could have a material adverse effect on both our ability to lease space and the rents we charge. We may be competing with other property owners that have greater resources.

The inability of a tenant to make lease and mortgage payments could have an adverse effect on our financial condition and results of operations.

     Our business depends on the tenants’ ability to pay their obligations to us with respect to our real estate leases. The ability of our tenants to pay their obligations in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of any business, may adversely affect the economic viability of AmREIT’s tenants, including but not limited to:

•	national, regional and local economic conditions (which may be adversely affected by industry slowdowns, employer relocations, prevailing employment conditions and other factors), which may reduce consumer demand for the products offered by our tenants;

•	local real estate conditions;

•	changes or weaknesses in specific industry segments;

•	perceptions by prospective customers of the safety, convenience, services and attractiveness of our tenants;

•	changes in demographics, consumer tastes and traffic patterns;

•	the ability to obtain and retain capable management;

•	changes in laws, building codes, similar ordinances and other legal requirements, including laws increasing the potential liability for environmental conditions existing on properties;

•	increases in operating expenses; and

•	increases in minimum wages, taxes (including income, service, real estate and other taxes) or mandatory employee benefits.

We have properties specifically suited to few tenants.

     We may acquire properties specifically suited to particular tenant needs, including retail or commercial facilities. The value of these properties would be adversely affected by the specific tenant’s failure to renew or honor its lease. These properties would typically require extensive renovations to adapt them for new uses by new tenants. Also, we may experience difficulty selling special purpose properties to persons other than the tenant.

We do not have control over market and business conditions.

     Changes in general or local economic or market conditions, such as increased costs of operations, cost of development, increased costs of insurance, increased costs or shortage in labor, competitive factors, quality of management, turnover in management, changing consumer habits, changing demographics, changing traffic patterns, environmental changes, regulatory changes and other factors beyond our control may reduce the value of properties that we currently own or those that we may acquire in the future, the ability of tenants to pay rent on a timely basis, and therefore, the amount of dividends that we are able to pay to shareholders.

We will have no continuing economic interest in leasehold estate properties.

     We currently own properties, and may acquire additional properties, in which we own only the leasehold interest, and do not own or control the underlying land. With respect to these leasehold estate properties, we will have no continuing economic interest in the land after the expiration of the lease, and therefore may lose the right to the use of the properties at the end of the ground lease.

Risks Associated with Federal Income Taxation of AmREIT

Our failure to qualify as a REIT for tax purposes would result in taxation of us as a corporation and the reduction of funds available for shareholder distribution.

     Although we believe we are organized and are operating so as to qualify as a REIT, we may not be able to continue to remain so qualified. In addition, REIT qualification provisions under the tax laws may change. We are not aware, however, of any currently pending tax legislation that would adversely affect its ability to continue to qualify as a REIT.

     For any taxable year that we fail to qualify as a REIT, we will be subject to federal income tax on our taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, we also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings available for investment or distribution to shareholders because of the additional tax liability for the year or years involved. In addition, distributions no longer would qualify for the dividends paid deduction nor would there be any requirement that such distributions be made. To the extent that distributions to shareholders would have been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

We may be liable for prohibited transaction tax and/or penalties.

     A violation of the REIT provisions, even where it does not cause failure to qualify as a REIT, may result in the imposition of substantial taxes, such as the 100% tax that applies to net income from a prohibited transaction if we are determined to be a dealer in real property. Because the question of whether that type of violation occurs may depend on the facts and circumstances underlying a given transaction, these violations could inadvertently occur. To reduce the possibility of an inadvertent violation, the trust managers intend to rely on the advice of legal counsel in situations where they perceive REIT provisions to be inconclusive or ambiguous.

Changes in the tax laws may adversely affect our REIT status.

     The discussions of the federal income tax considerations are based on current tax laws. Changes in the tax laws could result in tax treatment that differs materially and adversely from that described in this registration statement.

Investment in AmREIT may not be suitable under ERISA and IRA requirements.

     Fiduciaries of a pension, profit sharing or other employee benefit plan subject to ERISA should consider whether the investment in AmREIT securities satisfies the diversification requirements of ERISA, whether the investment is prudent, whether the investment would be an improper delegation of responsibility for plan assets and whether such fiduciaries have authority to acquire such securities under the appropriate governing instrument and Title I of ERISA. Also, fiduciaries of an individual retirement account should consider that an IRA may only make investments that are authorized by the appropriate governing instrument.

OUR COMPANY

     AmREIT is a fully integrated, self-managed and self-advised equity REIT based in Houston, Texas. We own and operate a portfolio of multi-tenant and single-tenant retail properties consisting of 62 properties in 17 states as of June 1, 2005, having an aggregate gross leaseable area of approximately 1,075,000 square feet (including Uptown Park). Multi-tenant shopping centers represented 62.5% of annualized rental income for the properties we owned as of December 31, 2004. We also manage an additional 20 properties located in six states for our affiliated retail partnerships.

     On June 1, 2005, we acquired Uptown Park Shopping Center, a 169,000-square-foot lifestyle retail center located in Houston, Texas on the northwest corner of Post Oak Boulevard and IH-610. The property was purchased for approximately $69 million and was financed with $49 million of long term fixed rate debt, $18 million in net cash proceeds from a secondary offering of our class A common shares with the remainder of the purchase price being paid with borrowings under our credit facility. The debt has a ten year term, a 5.37 percent interest rate, and requires that interest-only payments be made monthly during the entire term of the loan. The weighted average remaining lease term for this property is 5.4 years.

     We have focused geographically on the Sun Belt states with an emphasis on the Houston market and other large metropolitan markets in Texas such as Dallas and San Antonio. We focus on acquiring and selectively developing multi-tenant shopping centers anchored by major retailers. Many of our properties are located on what we call “Irreplaceable Corners™” which we define as premier retail frontage locations in high-traffic, highly populated, affluent areas with high barriers to entry. We focus on Irreplaceable Corners because we believe that these properties are in greater demand, have greater prospects for upward movement in rents and should produce higher risk-adjusted returns than similar properties located in other locations.

     AmREIT is vertically integrated with three additional synergistic businesses that we believe enhance our earnings potential, add value and support our portfolio expansion. These three synergistic businesses are: (1) a full service real estate operating and development business; (2) a retail partnership business; and (3) a registered securities business.

THE PLAN

     The plan was adopted by our Board of Trust Managers on June 13, 2005.

     The following series of questions and answers explains and constitutes the plan in its entirety. Shareholders who do not participate in the plan will receive cash dividends, as declared, and paid in the usual manner.

PURPOSE

1. What is the purpose of the plan?

     The primary purpose of the plan is to provide eligible holders of shares of our class A common shares with a convenient and economical method of increasing their investment in us by investing cash dividends in additional shares of class A common shares without payment of any brokerage commission or service charge and, currently, at the Market Price.

     Under the plan, if you purchase shares directly from us, the net proceeds of the sale of those shares will be used for general corporate purposes.

     The plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of shares of class A common shares. Those transactions may cause fluctuations in the price or trading volume of the shares of our class A common shares. We reserve the right to monitor activity in all plan accounts, and to modify, suspend, or terminate participation in the plan by otherwise eligible holders of shares to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the plan, including investment limits per account, or which adversely affect the price of the shares of class A common shares or which could adversely affect our status as a REIT.

AVAILABLE OPTIONS

2. What options are available under the plan?

     Holders of our shares who wish to participate in the plan, whether Record Owners or Beneficial Owners, may elect to have all, a portion, or none of their cash dividends paid on their class A common shares automatically reinvested in additional class A common shares through the Dividend Reinvestment Program. Cash dividends are generally paid on our class A common shares on a monthly basis. Subject to the availability of class A common shares registered for issuance under the plan, there is generally no limitation on the amount of dividends you may reinvest under the dividend reinvestment feature of the plan.

BENEFITS AND DISADVANTAGES

3. What are the benefits and disadvantages of the plan?

Benefits

•	The plan provides you with the opportunity to automatically reinvest cash dividends paid on all or a portion of your class A common shares in additional class A common shares without payment of any brokerage commission or service charge and at the Market Price.

•	All cash dividends paid on participants’ plan shares enrolled in the Dividend Reinvestment Program can be fully invested in additional class A common shares because the plan permits fractional shares to be credited to plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to plan accounts.

•	The Plan Administrator, at no charge to you and at your election, either sends certificates to you or provides for the safekeeping of class A common share certificates for shares credited to each plan account.

•	As a participant in the plan, you may also elect to deposit with the Plan Administrator certificates for your other class A common shares registered in your name for safekeeping without charge. Because you bear the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and insured for 3% of the current market value to the address specified in the “Administration” section below. If certificates are later issued either upon your request or upon termination of your participation, new, differently numbered certificates will be issued.

•	Periodic statements reflecting all current activity should simplify your record keeping.

Disadvantages

•	Neither we nor the Plan Administrator will pay interest on dividends held pending reinvestment.

•	With respect to shares acquired from us, the Market Price may exceed the price at which our class A common shares are trading on the Investment Date when the shares are issued. The fair market value on the Investment Date generally governs the amount of taxable income to shareholders and may affect the price at which your shares are purchased.

•	There is a nominal fee per transaction plus brokerage commissions on sales that will be deducted from your sale proceeds if you request that the Plan Administrator sell some or all or your class A common shares credited to your plan account.

•	If you chose to reinvest cash dividends, you will be treated for federal income tax purposes as having received a distribution in cash on the distribution payment date. You may have to use other funds (or sell a portion of the class A common shares received) to pay the resulting federal income tax liability.

     Prospective investors should carefully consider the matters described in the “Risk Factors” section of this prospectus before making an investment in our class A common shares.

ADMINISTRATION

4. Who Administers the plan?

     We have retained Wells Fargo Bank, N.A., as the initial Plan Administrator to administer the plan, keep records, send statements of account activity, and perform other duties relating to the plan. The mailing address, telephone number, website and email addresses are:

Plan Requests should be mailed to:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified/Overnight Mail:
Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

General Information:
Fax: 651-450-4085
Tel: 1-800-468-9716
Tel: 651-450-4064 (outside the United States)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday

Internet:

General Inquiries- www.wellsfargo.com/shareownerservices
Account Information- www.shareowneronline.com

     Plan Shares designated for the Dividend Reinvestment Program will be held by the Plan Administrator and registered in the Plan Administrator’s name (or its nominee) as agent for each Participant in the plan. As record holder for the Plan Shares, the Plan Administrator will receive dividends on all Plan Shares held on the dividend Record Date, will credit such dividends to Participants’ accounts on the basis of whole or fractional Plan Shares held in such accounts, and will automatically reinvest such dividends in additional class A common shares according to the portion of the Participants’ class A common shares designated to participate in the Dividend Reinvestment Program. Any remaining portion of cash dividends not designated for reinvestment will be sent to you or credited to your bank account if you have elected automatic deposit of your dividend funds. If the Plan Administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the plan, and advise you of the change.

     The Plan Administrator also acts as dividend disbursing agent, transfer agent, and registrar for our class A common shares.

PARTICIPATION

5. Who is eligible to participate?

     A Record Owner or a Beneficial Owner may participate in the plan. A Record Owner may participate directly in the plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or coordinating with his or her broker, bank, or other nominee to participate in the plan on his or her behalf. A broker, bank, or other nominee acting on behalf of a Beneficial Owner must have a separate account for each Beneficial Owner who is a Participant in the plan and for whom it acts as the broker, bank, or other nominee.

     We may terminate, by written notice, at any time, any Participant’s participation in the plan if that participation would or could be in violation of the restrictions contained in our charter or Bylaws. Those restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of shares of our Company Shares in excess of 9.0% (by number or value) of the outstanding shares. The meanings given to the terms “group” and “beneficial ownership” may cause a person who individually owns less than 9.0% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. Our charter provides that in the event a person acquires Company Shares in excess of the foregoing limitation, the excess shares will be transferred to a trustee for the benefit of a charitable beneficiary designated by our Board of Trust Managers. Under our charter, certain transfers or attempted transfers that would jeopardize our qualification as a real estate investment trust for tax purposes may be void to the fullest extent permitted by law. In addition, we reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of shares to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the plan, including investment limits per account, or which adversely affect the price of the class A common shares or which could adversely affect our status as a REIT for tax purposes.

     Note: Regulations in certain countries may limit or prohibit participation in this type of plan. Accordingly, persons residing outside the United States who wish to participate in the plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

6. How does an eligible shareholder participate?

     Record Owners may join the plan by completing and signing an enrollment form and returning it to the Plan Administrator, or completing the registration process online (see “Internet Privileges” above). Enrollment forms may be obtained at any time from the Plan Administrator.

     Beneficial Owners who wish to participate in the Dividend Reinvestment Program of the plan must instruct their bank, broker, or other nominee to arrange participation in the plan on the Beneficial Owner’s behalf. The bank, broker, or other nominee should then make arrangements with its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the plan. Alternatively, a Beneficial Owner may simply request that the number of shares the Beneficial Owner wishes to be enrolled in the plan be reclassified or reregistered by the bank, broker, or other nominee in the Beneficial Owner’s own name as Record Owner to directly participate in the plan.

     Any Participant who returns a properly executed enrollment form to the Plan Administrator without specifying the percentage of shares to be included in the Dividend Reinvestment Program will not be enrolled in the plan until a properly completed form is returned to the Plan Administrator.

     If an enrollment form requesting reinvestment of dividends is received by the Plan Administrator on or before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If an enrollment form is received after the Record Date established for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next Record Date if such shareholder or the participating bank, broker, or other nominee is still a holder of record.

7. What does the enrollment form provide?

     The enrollment form appoints the Plan Administrator as your agent and directs us to pay to the Plan Administrator as of the applicable Record Date your cash dividends on all, a specified number of, or no class A common shares that you own on the applicable Record Date, as well as on all whole and fractional class A common shares then or subsequently credited to your plan account. The enrollment form also directs the Plan Administrator to reinvest automatically all of the subsequent dividends with respect to class A common shares credited to your plan account. Dividends will continue to be reinvested until you withdraw from the plan, or we terminate the plan.

     The enrollment form provides for the purchase of additional class A common shares through the following investment options:

     (1) If you elect “Full Dividend Reinvestment,” the Plan Administrator will apply all cash dividends on all class A common shares then or subsequently registered in your name, and all cash dividends on all shares of class A common credited to your plan account, toward the purchase of additional class A common shares.

     (2) If you elect “Partial Dividend Reinvestment,” the Plan Administrator will apply all cash dividends on a specified number of class A common shares that you own on the applicable Record Date registered in your name, including shares in book-entry (DRS), and specified on the enrollment form and all cash dividends on all class A common shares credited to your plan account toward the purchase of additional class A common shares. The Plan Administrator will pay cash dividends on the remaining class A common shares that you own registered in your name directly to you.

     (3) If you elect “All Dividends Paid in Cash,” you will continue to receive cash dividends on class A common shares held for your benefit outside the plan, if any, in the usual manner. However, the Plan Administrator will apply all cash dividends on all class A common shares then or subsequently credited to your plan account toward the purchase of additional class A common shares.

     You may select any one of these three options. In each case, the Plan Administrator will reinvest dividends on all class A common shares credited to your plan account until you withdraw from the plan altogether, or until we terminate the plan. If you would prefer to receive cash payments of dividends paid on class A common shares credited to your plan account rather than reinvest such dividends, you must withdraw those shares from the plan by written notification to the Plan Administrator. Shares withdrawn from the plan can be issued in certificate form or credited to your DRS account.

     You may change your investment options at any time by requesting a new enrollment form and returning it to the Plan Administrator at the address set forth above under “Plan Administrator”, or by an online request as set forth above under “Internet Privileges.”

     Any Participant who returns a properly executed enrollment form to the Plan Administrator without electing an investment option will be enrolled as having selected the Full Dividend Reinvestment Option.

     You can have your cash dividends not being reinvested transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form, complete the form, and return it to the Plan Administrator. Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts. If your stock is jointly owned, all owners must sign the form.

8. How does an eligible shareholder obtain an enrollment form?

     You may obtain an enrollment form from the Plan Administrator or from us directly.

     The mailing address, telephone number, website and email addresses of the Plan Administrator are listed above in Question 4. Our mailing address, telephone number and website are:

AmREIT
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(713) 850-1400
www.amreit.com

9. Is partial participation possible under the plan?

     Yes. Record Owners, or the bank, broker, or other nominee for Beneficial Owners may designate any desired percentage (in increments of 10%) of their shares for which dividends are to be reinvested. Dividends will thereafter be reinvested only on the percentage of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash dividends on the remainder of the shares.

10. When may an eligible shareholder join the plan?

     A Record Owner or a Beneficial Owner may join the plan at any time. Once in the plan, you remain in the plan until you withdraw, we or the Plan Administrator terminate your participation or we terminate the plan.

11. When will dividends be invested?

     When shares are purchased from us, the Plan Administrator will make those purchases on the Investment Date in each month. The Investment Date will generally be the dividend payment date for dividends unless such date is not a business day in which case it is the 1st business day immediately thereafter, or, in the case of open market purchases, typically some day or days between the last business day of the month and the next 10 business days thereafter, as market conditions permit.

     When the Plan Administrator makes open market purchases, those purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market; or in privately negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes purchases.

     If the Plan Administrator receives the enrollment form on or before the Record Date for a dividend payment, the election to reinvest dividends will begin with that dividend payment. If the Plan Administrator receives the enrollment form after such Record Date, reinvestment of dividends will begin on the dividend payment date following the next Record Date if you are still a shareholder of record.

     The Plan Administrator will allocate shares and credit shares, computed to three decimal places, to your account as follows: (1) shares purchased from us will be allocated and credited as of the appropriate Investment Date; and (2) shares purchased in open market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all participants with dividends to be reinvested during the month.

     No interest will be paid on cash dividends pending reinvestment under the terms of the plan.

PURCHASES AND PRICES OF SHARES

12. What will be the price to Participants of shares purchased under the plan?

     With respect to reinvested dividends whether the shares are acquired directly from us or on the open market, they will be purchased for the plan at the Market Price, as defined below.

     However, in no event shall the price paid be less than the Minimum Price, which is 95% of the fair market value of our class A common shares on the date of purchase plus brokerage commissions, if any, paid by us.

     The Market Price, in the case of shares purchased directly from us, will be the average of the daily high and low sales prices, computed to four decimal places, of our class A common shares on the AMEX or other applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period (generally the 10 days (or as otherwise designated by us at our sole discretion from time to time and disclosed in any waivers so granted) on which the AMEX is open and for which trades in our class A common shares are reported immediately preceding the relevant Investment Date, or, if no trading occurs in our class A common shares on one or more of such days, for the 10 days (or other number) immediately preceding the Investment Date for which trades are reported; the exact number of days depends on the determined Pricing Period). In the case of shares purchased on the open market, the Market Price will be the weighted average of the actual prices paid, net of any brokerage commissions, computed to four decimal places, for all of the class A common shares purchased by the Plan Administrator with all Participants’ reinvested dividends for the related month.

     Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes the purchases. However, when open market purchases are made by the Plan Administrator, the Plan Administrator is required to use its reasonable best efforts to purchase the shares at the lowest possible price.

13. What are the Record Dates and Investment Dates for dividend reinvestment?

     For the reinvestment of dividends, the Record Date is the date set by our Board of Trust Managers for determination of the ownership of the class A common shares entitled to payment of a dividend on the dividend payment date. Likewise, the dividend payment date authorized by our Board of Trust Managers constitutes the Investment Date applicable to the reinvestment of that dividend with respect to class A common shares acquired directly from us. The Investment Date with respect to class A common shares that the Plan Administrator purchases in open market transactions will typically be some day or days between the Investment Date and the next 10 business days thereafter, as market conditions permit. Dividends will be reinvested on the Investment Date using the applicable Market Price.

     The payment of dividends is at the discretion of our Board of Trust Managers and will depend upon future earnings, our financial condition and other factors. The Board may change the amount and timing of dividends at any time without notice.

14. How will the number of shares purchased for you be determined?

     Your plan account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf divided by the purchase price per share. The total amount to be invested will depend on the amount of any dividends paid on the number of class A common shares that you own on the applicable Record Date and class A common shares credited to your plan account and available for investment on the related Investment Date. Subject to the availability of class A common shares registered for issuance under the plan and compliance with the ownership restrictions in our declaration of trust, there is no limit to the number of shares available for issuance pursuant to the reinvestment of dividends.

15. What is the source of class A common shares purchased under the plan?

     Class A common shares credited to your plan account will be purchased either directly from us, in which event such shares will be authorized but unissued shares, or on the open market or privately negotiated transactions, or by a combination of the foregoing, at our option, after a review of current market conditions and our current and projected capital needs. We will determine the source of the class A common shares to be purchased under the plan at least three business days before the relevant Investment Date, and will notify the Plan Administrator of the same. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the source of the class A common shares to be purchased under the plan, but information regarding the source of the class A common shares may be obtained by contacting our investor relations department at (713) 850-1400.

16. Are there any expenses to you in connection with your participation under the plan?

     No. You will incur no brokerage commissions or service charges in connection with the reinvestment of dividends under the plan. We will pay all other costs of administration of the plan. Additionally, you may elect to send the certificates for your other class A common shares to the Plan Administrator for safekeeping, and there is no fee for this service. Because you bear the risk of loss when sending stock certificates through the mail we suggest that you send them registered insured for at least 3% of the current market value. Please do not endorse the certificates. Should you request that the Plan Administrator sell all or any portion of your shares you may pay a nominal fee per transaction to the Plan Administrator and any related brokerage commissions.

ACCOUNT STATEMENTS

17. What kind of reports will be sent to you?

     You will receive a statement of your account following each purchase or sale transaction and following any withdrawal of shares. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to holders of class A common shares, including our annual report to shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

DIVIDENDS ON FRACTIONS

18. Will you be credited with dividends on fractions of shares?

     Yes, fractional shares are computed to three decimal places and dividends are rounded to the nearest penny.

CERTIFICATES FOR CLASS A COMMON SHARES

19. Will certificates be issued for shares purchased?

     No. Class A common shares purchased for you will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to you for shares in the plan unless you submit a written request to the Plan Administrator or until participation in the plan is terminated. At any time, you may request that the Plan Administrator send you a certificate for some or all of the whole shares credited to your account. You should mail this request to the Plan Administrator at the address set forth above under “Administration.” Any remaining whole shares and any fractions of shares will remain credited to your plan account. Certificates for fractional shares will not be issued under any circumstances.

20. In whose name will certificates be registered when issued?

     Your plan account is maintained in the name registered at the time of your enrollment in the plan. Share certificates for whole shares purchased under the plan will be similarly registered when issued upon your request. If you are a Beneficial Owner, you should place the request through your banker, broker, or other nominee. If you wish to pledge shares credited to your plan account, you must first withdraw those shares from the plan account. If you wish to withdraw your shares and have any or all of the full shares held in their plan account issued and delivered to you in physical form, you may do so by sending a written instruction to the Plan Administrator at the address set forth above under “Administration.” Registration of withdrawn shares in a name other than yours will require the guaranty of your signature.

WITHDRAWALS AND TERMINATION

21. When may participants withdraw from the plan?

     You may withdraw from the plan with respect to all or a portion of the shares held in your plan account at any time. If the request to withdraw is received before a dividend Record Date set by our Board of Trust Managers for determining shareholders of record entitled to receive a dividend, the request will be processed as soon as practicable following the Plan Administrator’s receipt of the request.

     If submitting a request to sell all or part of your shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

     The Plan Administrator will make every effort to process your sale order on the next business day following receipt of your properly completed request (sale requests involving multiple transactions may experience a delay). The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

     If your request to terminate from the plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the plan.

     Selling Participants should be aware that the share price of our class A common shares may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the plan. The price risk will be borne solely by you.

22. How do you withdraw from the plan?

     If you wish to withdraw from the plan with respect to all or a portion of the shares held in your plan account, you must notify the Plan Administrator in writing at its address set forth above under “Administration.” Upon your withdrawal from the plan or termination of the plan by us, certificates for the appropriate number of whole shares credited to your account under the plan will be issued. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature.

     Upon withdrawal from the plan, you may also request in writing that the Plan Administrator sell all or part of the shares credited to your plan account. The Plan Administrator will sell the shares as soon as practicable after processing the request for withdrawal. The timing and price of the sale are at the sole discretion of the Plan Administrator. The Plan Administrator will send a check for the proceeds of the sale, less any brokerage commissions and service charges paid to the Plan Administrator, generally within five business days of the sale.

     A check net of service fees and commissions will be paid in lieu of any fraction of a share, based on the prevailing market price.

23. Are there any automatic termination provisions?

     Yes. Participation in the plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, on or before the next Record Date for purchases made through the reinvestment of dividends. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator after the next Record Date for purchases made through the reinvestment of dividends, your transfer request will be processed; however, your plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

     In administering the plan, neither we, the Plan Administrator nor the Independent Agent is liable for any good faith act or omission to act, including but not limited to any claim of liability (a) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (b) with respect to the prices or times at which shares are purchased or sold, or (c) as to the value of the shares acquired for participants. Selling Participants should be aware that the share price of class A common shares may fall or rise during the period between a request for sale, its receipt by Wells Fargo, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the plan. The price risk will be borne solely by you.

     Further, participation in the plan may be terminated if all whole shares have been disbursed from your shareholder account and your plan account, leaving only a fraction of a share.

     Lastly, participation in the plan may be terminated if we have reason to believe that your continued participation may cause your share ownership to violate our 9.0% charter limit on share ownership or you do not respond to our effort to determine compliance with such requirements.

     We reserve the right to monitor activity in all plan accounts, and to modify, suspend, or terminate participation in the plan by otherwise eligible holders of class A common shares to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the plan, including investment limits per account, or which adversely affect the price of the class A common shares or our status as a REIT for tax purposes.

OTHER INFORMATION

24. What happens if you sell or transfer all of the shares registered in your name?

     If you dispose of all shares registered in your name and all shares held in your plan account, and are not shown as a Record Owner on a dividend Record Date, you may be terminated from the plan as of that date and the termination treated as though a withdrawal notice had been received before the Record Date.

25. What happens if we declare a stock dividend or a stock split?

     Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your plan account will be mailed directly to you as in the case of shareholders not participating in the plan. If you send a notice of termination or a request to sell to the Plan Administrator between the record date and the payable date for a stock distribution, the request will not be processed until the stock distribution is credited to your account.

26. How will shares held by the Plan Administrator be voted at meetings of shareholders?

     If you are a Record Owner, you will receive a proxy card covering both directly held shares and shares held in the plan. If you are a Beneficial Owner, you will receive a proxy covering shares held in the plan through your broker, bank, or other nominee. If a proxy is returned properly signed (or returned electronically) and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed (or returned electronically) but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Trust Managers, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed or improperly completed, shares registered in your name may be voted only by you in person; neither we nor the Plan Administrator will vote such shares.

27. What are our responsibilities and the Plan Administrator’s responsibilities under the plan?

     We and the Plan Administrator will not be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the plan limits our liability with respect to alleged violations of federal securities laws.

     We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

28. May the plan be changed or discontinued?

     Yes. We may suspend, terminate, or amend the plan at any time. Notice will be sent to all current plan participants of any suspension or termination, or of any amendment that alters the plan terms and conditions, as soon as practicable after such action by us.

     We may appoint a successor administrator or agent in place of the Plan Administrator at any time. You will be promptly informed of any such appointment.

     Any questions of interpretation arising under the plan will be determined by us, in our sole discretion, and any such determination will be final.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS OF THE PLAN

29. What are the federal income tax consequences of participation in the plan?

     The following summarizes certain United States federal income tax considerations to current shareholders who participate in the plan. Current shareholders should also consult the general discussion under the caption “Federal Income Tax Considerations” for a summary of United States federal income tax considerations related to the ownership of our shares.

     The following summary is based upon an interpretation of current federal tax law. It is important that you consult your own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the plan and the subsequent disposition of class A common shares acquired pursuant to the plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

     Locke Liddell & Sapp LLP, our tax counsel, has rendered an opinion that the following accurately reflects existing law and fairly addresses the material federal income tax consequences of participating in the plan. However, the opinions of counsel are not binding on the Internal Revenue Service or on the courts, and no assurance can be given that the conclusions reached by Locke Liddell & Sapp LLP would be sustained in court.

     Participants in the Dividend Reinvestment Program under the plan will be treated for federal income tax purposes as having received a distribution in an amount equal to the fair market value on the Investment Date of the shares acquired with reinvested dividends plus brokerage commissions, if any, paid on your behalf. Such shares will have a tax basis equal to the same amount and the holding period for such shares will begin on the day following the Investment Date.

     For federal income tax purposes, the fair market value of shares acquired under the plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related Investment Date. Such average sales price on that specific date may vary from the Market Price determined under the plan for such shares.

     Such distribution will be taxable as ordinary income to the extent of our current or accumulated earnings and profits and generally won’t be eligible for the reduced rates on dividends paid from previously taxed earnings. To the extent the distribution is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and the distribution in excess of your tax basis will be taxable as gain realized from the sale of your shares.

30. Why is my taxable income different than the number of class A common shares multiplied by the Market Price?

     Under existing tax authorities, taxable income is based on the fair market value of our shares on the Investment Date. However, when shares for the plan are purchased from us, rather than in the open market, the Market Price is generally based on the average price at which our shares trade during a specified Pricing Period prior to the Investment Date. This formula often produces a different value for our shares than the price at which our shares actually trade on the Investment Date.

     You should also note that in order to maintain the deductibility of our dividends for tax purposes, our plan also requires that every investment must be made at a price that is at least equal to 95% of the value of our shares on the Investment Date. If the value of our shares on the Investment Date significantly exceeds the value of our shares determined under the Market Price formula, the price paid under the plan will be increased to ensure compliance with this tax requirement.

Example:

     The following example may be helpful to illustrate the effects of the minimum pricing requirement described above. The Minimum Price is relevant when the trading price of our shares on the Investment Date significantly exceeds the price determined using the Market Price formula.

Cash dividends reinvested		$100.00
Assumed Market Price*	$9.00
Minimum Price **	$8.55
Number of shares purchased ($100.00/$8.55)	11.6959
Total taxable dividend resulting from transaction (11.6959 x 9.00)		$105.26

*	This Market Price is assumed for illustrative purposes only, and may vary from the actual Market Price of our class A common shares.

**	This Minimum Price is computed assuming we pay no brokerage commissions and the trading price of our class A common shares on the Investment Date equals $9.00. Alternatively, if we pay a $0.10 per share brokerage commission when the trading price on the Investment Date is $9.00 the Minimum Price per share will be increased to $8.65 (or 95% of $9.00, which equals $8.55, plus $0.10).

31. How are income tax withholding provisions applied to you?

     If you fail to provide certain federal income tax certifications in the manner required by law, distributions on class A common shares, proceeds from the sale of fractional shares and proceeds from the sale of class A common shares held for your account will be subject to federal income tax backup withholding imposed at the fourth lowest tax rate applicable to unmarried individuals, or such other rate as is then in effect. If withholding is required for any reason, the appropriate amount of tax will be withheld before investment or payment. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

     If you are a foreign shareholder you need to provide the required federal income certifications to establish your status as a foreign shareholder so that the foregoing backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. Generally, distributions to a foreign shareholder are subject to federal income tax withholding at 30% (or a lower treaty rate if applicable), but may be as much as 35% for certain types of income. Certain distributions or portion of a distribution to a foreign shareholder may still be subject to federal income tax withholding even when the distribution or that portion of the distribution is not treated as a dividend under federal income tax laws. If you are a foreign shareholder whose distributions are subject to federal income tax withholding, the appropriate amount will be withheld and the balance will be credited to your account to purchase class A common shares.

32. Who bears the risk of market fluctuations in our class A common shares?

     Your investment in shares held in the plan account is no different from your investment in directly held shares. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to those shares.

33. Who should be contacted with questions about the plan?

     All correspondence regarding the plan should be directed to the Plan Administrator at the address set forth above under “Administration.” Please mention AmREIT and this plan in all correspondence.

34. How is the plan interpreted?

     Any question of interpretation arising under the plan will be determined by us and any such determination will be final. We may adopt additional terms and conditions of the plan and its operation will be governed by the laws of the State of Texas.

35. What are some of your responsibilities under the plan?

     Class A common shares credited to your plan account are subject to escheat to the state in which you reside in the event that such shares are deemed, under such state’s laws, to have been abandoned by you. You, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to you will be addressed to you at the last address of record that you provide to the Plan Administrator.

     You will have no right to draw checks or drafts against your plan account or to instruct the Plan Administrator with respect to any class A common shares or cash held by the Plan Administrator except as expressly provided in the plan.

36. What are the Plan Administrator’s responsibilities under the plan?

     The Plan Administrator is acting solely as our agent and owes no duties, fiduciary or otherwise, to any other person by reason of this plan, and no implied duties, fiduciary or otherwise, shall be read into this plan.

     The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this plan against the Plan Administrator or us.

     In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

     The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

     The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

     The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of class A common shares by plan participants. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant.

37. What are the fees associated with the plan?

FEES

Certificate Issuance	company paid
Certificate Deposit	company paid

Investment Fees
Dividend reinvestment service fee	company paid
Purchase commission	$.05 per share
Sale Fees

service fee	$15.00 per transaction
sale commission	$0.10 per share

Prior Year Duplicate Statements	$15.00 per year

FEDERAL INCOME TAX CONSEQUENCES

General

     The following summary of material United States federal income tax consequences that may be relevant to a holder of our securities is based on current law, is for general information only and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of our securities in light of his or her particular circumstances or to certain types of holders (including insurance companies, pension plans and other tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and persons holding securities as part of a conversion transaction, a hedging transaction or as a position in a straddle for tax purposes) who are subject to special treatment under the federal income tax laws. Unless otherwise indicated the terms “we,” “us,” and “our” when used herein refer to AmREIT.

     The statements in this discussion are based on current provisions of the Internal Revenue Code existing, temporary and currently proposed Treasury Regulations under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any such change could apply retroactively to transactions preceding the date of the change. We do not plan to request any rulings from the IRS concerning our tax treatment and the statements in this discussion are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or that such challenge will not be sustained by a court.

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     We have elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code for federal income tax purposes commencing with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Internal Revenue Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot however, assure you that such requirements will be met in the future.

     Locke Liddell & Sapp LLP, our legal counsel, is of the opinion that we have been organized, and for the taxable year ended December 31, 2004, we have operated in conformity with the requirements for qualification and taxation as a REIT and that our current form of organization and proposed manner of operation should enable us to continue to satisfy the requirements for qualification as a REIT for taxable years ending after December 31, 2004 if we operate in accordance with the methods of operations described herein including our representations concerning our intended method of operation. However, no opinion can be given that we will actually satisfy all REIT requirements in the future since this depends on future events. You should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in court. The opinion of Locke Liddell & Sapp LLP is based on various assumptions as well as on certain representations made by us as to factual matters, including factual representation letters provided by us. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of share ownership. Locke Liddell & Sapp LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, no assurance can be given that we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders. See “— Failure to Qualify as a REIT.” The following is a summary of the material federal income tax considerations affecting us as a REIT and our shareholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and regulations.

REIT Qualification

     We must be organized as an entity that would, if we do not maintain our REIT status, be taxable as a regular corporation. We cannot be a financial institution or an insurance company. We must be managed by one or more trust managers. Our taxable year must be the calendar year. Our beneficial ownership must be evidenced by transferable shares. Our capital shares must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of our capital shares may be held, directly or indirectly, applying the applicable constructive ownership rules of the Internal Revenue Code, by five or fewer individuals at any time during the last half of each of our taxable years. We must also meet certain other tests, described below, regarding the nature of our income and assets and the amount of our distributions.

     Our outstanding class A common shares are owned by a sufficient number of investors and in appropriate proportions to permit us to satisfy these share ownership requirements. To protect against violations of these share ownership requirements, our declaration of trust provides that no person (other than the existing holder) is permitted to own, applying constructive ownership tests set forth in the Internal Revenue Code, more than 9.0% of our outstanding common shares, unless the trust managers are provided evidence satisfactory to them in their sole discretion that our qualification as a REIT will not be jeopardized. In addition, our declaration of trust contains restrictions on transfers of capital shares, as well as provisions that automatically transfer capital shares to a charitable trust for the benefit of a charitable beneficiary to the extent that another investor’s ownership of such capital shares otherwise might jeopardize our REIT status. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the 50% requirement described above, we will be treated as having met this requirement. See the section below entitled “— Failure to Qualify as a REIT.”

     To monitor our compliance with the share ownership requirements, we are required to and we do maintain records disclosing the actual ownership of our common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

     We currently satisfy, and expect to continue to satisfy, each of these requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

     Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership or any other entity such as a limited liability company that is treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of any partnership in which we own an interest are treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below.

     Sources of Gross Income. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income — a 75% gross income test and a 95% gross income test. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. The Internal Revenue Code allows a REIT to own and operate a number of its properties through wholly-owned subsidiaries which are “qualified REIT subsidiaries.” The Internal Revenue Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT.

     75% Gross Income Test. At least 75% of a REITs gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

•	rents from real property;

•	interest on loans secured by real property;

•	gains from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of our business, referred to below as “dealer property”);

•	income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property (“foreclosure property”);

•	distributions on, or gain from the sale of, shares of other qualifying REITs;

•	abatements and refunds of real property taxes;

•	amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property; and

•	“qualified temporary investment income” (described below).

     In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from “prohibited transactions.” In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and not including certain dealer property we have held for at least four years.

     We expect that substantially all of our operating gross income will be considered rent from real property and interest income. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is not more than 15% of the total rent received or accrued under the lease for the taxable year. We do not expect to earn material amounts in these categories.

     Rent from real property generally does not include rent based on the income or profits derived from the property. However, rent based on a percentage of gross receipts or sales is permitted as rent from real property and we will have leases where rent is based on a percentage of gross receipts or sales. We generally do not intend to lease property and receive rentals based on the tenant’s income or profit. Also excluded from “rents from real property” is rent received from a person or corporation in which we (or any of our 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 and Section 856(d)(5) of the Internal Revenue Code, own a 10% or greater interest in either vote or value.

     A third exclusion from qualifying rent income covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an “independent contractor” from whom we do not derive any income or through a “taxable REIT subsidiary.” A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. The obligation to operate through an independent contractor or a taxable REIT subsidiary generally does not apply, however, if the services we provide are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). Further, if the value of the non-customary service income with respect to a property, valued at no less than 150% of our direct cost of performing such services, is 1% or less of the total income derived from the property, then the provision of such non-customary services shall not prohibit the rental income (except the non-customary service income) from qualifying as “rents from real property.”

     We believe that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. We do not intend to provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, we believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be included under that test.

     Upon the ultimate sale of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

     95% Gross Income Test. In addition to earning 75% of our gross income from the sources listed above, 95% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional “passive” investment sources that are not necessarily real estate related. The term “interest” (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

     Failing the 75% or 95% Tests; Reasonable Cause. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources, including brokerage commissions or other fees for services rendered. We may receive certain types of that income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and that income, together with other nonqualifying income, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate that we will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may establish taxable REIT subsidiaries to hold assets generating non-qualifying income. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends we receive from these subsidiaries would be included in our gross income and qualify for the 95% income test.

     Beginning in the 2005 taxable year, if we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if (1) we file a schedule for the year in accordance with Treasury Regulations describing each item of income for such year and (2) the failure to meet the tests is due to reasonable cause and not to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive causes us to exceed the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed below, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We would be subject to a 100% tax based on the greater of the amount by which we fail either the 75% or 95% income tests for that year multiplied by a fraction intended to reflect our profitability. See “— Taxation as a REIT” below.

     Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by any subsidiary partnerships but excluding foreclosure property), will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our and our subsidiary partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning properties, and to make occasional sales of the properties as are consistent with their investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

     Character of Assets Owned. At the close of each calendar quarter of our taxable year, we also must meet three tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, “real estate assets” include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. Stock or debt instruments attributable to the temporary investment of the proceeds of a share offering or a public debt offering with a term of at least five years also qualify under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital. Second, although the balance of our assets generally may be invested without restriction, other than certain debt securities, we will not be permitted to own (1) securities of any one non-governmental issuer that represent more than 5% of the value of our total assets, (2) securities possessing more than 10% of the voting power of the outstanding securities of any single issuer or (3) securities having a value of more than 10% of the total value of the outstanding securities of any one issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. A REIT may also own more than 10% of the voting power or value of a taxable REIT subsidiary. Third, not more than 20% of the value of a REIT’s total assets may be represented by securities of one or more taxable REIT subsidiaries. In evaluating a REIT’s assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values provided that we have not acquired any securities or other property, including securities of a taxable REIT subsidiary, since the close of the quarter in which the asset tests were met. If we acquire securities or other property during a quarter, our properties will be revalued, and if we fail to satisfy the asset tests, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to take such action within the 30 days after the close of any quarter as may be required to cure any noncompliance.

     Beginning in the 2005 taxable year, if we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available for (i) a failure of the 5% asset test or the 10% asset test if the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and the failure is corrected within 6 months following the quarter in which it was discovered, or (ii) a failure of any asset test due to ownership of assets that exceed the amount in (i) above, if the failure is due to reasonable cause and not due to willful neglect, we file a schedule with a description of each asset causing the failure in accordance with Treasury Regulations, the failure is corrected within 6 months following the quarter in which it was discovered, and we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test. We may not qualify for the relief provisions in all circumstances.

     Annual Distributions to Shareholders. To maintain our REIT status, we generally must distribute as a dividend to our shareholders in each taxable year at least 90% of our net ordinary income. Capital gain is not required to be distributed. More precisely, we must distribute an amount equal to (1) the sum of (a) 90% of our “REIT Taxable Income” before deduction of dividends paid and excluding any net capital gain and (b) 90% of the excess of net income from foreclosure property over the tax on such income, minus (2) certain limited categories of “excess noncash income,” including, income attributable to certain payments for the use of property or services described under Section 467 of the Internal Revenue Code, cancellation of indebtedness and original issue discount income. REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

     A REIT may satisfy the 90% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year. Other dividends declared before the due date of our tax return for the taxable year, including extensions, also will be treated as paid in the prior year if they are paid (1) within 12 months of the end of that taxable year and (2) no later than our next regular distribution payment. Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed for each calendar year to the extent that dividends declared and distributed or deemed distributed on or before December 31 are less than the sum of (a) 85% of our “ordinary income” plus (b) 95% of our capital gain net income plus (c) any undistributed income from prior periods.

     To be entitled to a dividends paid deduction, the amount distributed by a REIT must not be preferential. For example, every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class.

     We will be taxed at regular corporate rates to the extent that we retain any portion of our taxable income. For example, if we distribute only the required 90% of our taxable income, we would be taxed on the retained 10%. Under certain circumstances we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or due to timing differences between tax reporting and cash receipts and disbursements (i.e., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event these circumstances do occur, then in order to meet the 90% distribution requirement, we may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

     If we fail to meet the 90% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to cure the failure retroactively by paying a “deficiency dividend,” as well as applicable interest and penalties, within a specified period.

Taxation as a REIT

     As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT taxable income to our shareholders. This treatment effectively eliminates the “double taxation” imposed on investments in most corporations. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. We generally will be taxed only on the portion of our taxable income that we retain, which will include any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent that class is entitled to a preference. We do not anticipate that we will pay any of those preferential dividends.

     Even as a REIT, we will be subject to tax in certain circumstances as follows:

•	We would be subject to tax on any income or gain from foreclosure property which is held primarily for sale to customers in the ordinary course of business at the highest corporate rate (currently 35%). Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	A confiscatory tax of 100% applies to any net income from prohibited transactions which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•	If we fail to meet either the 75% or 95% source of income tests described above, but still qualify for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (a) the greater of the amount, if any, by which it failed either the 75% income test or the 95% income test, times (b) a fraction intended to reflect our profitability.

•	We will be subject to the alternative minimum tax on items of tax preference, excluding items specifically allocable to our shareholders.

•	If we should fail to distribute with respect to each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain net income for that year, and (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

•	Treasury Regulations provide that we will be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets that we acquire in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire those assets. Built-in gain is the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the ten-year recognition period. The results described in this paragraph with respect to the recognition of built-in gain assume that the transferor C corporation refrains from making an election to receive different treatment pursuant to the Treasury Regulations.

•	We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Beginning in the 2005 taxable year, if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests under the REIT provisions of the Internal Revenue Code for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test.

•	Beginning in the 2005 taxable year, if we fail to satisfy one or more of the requirements for REIT qualification under the REIT provisions of the Internal Revenue Code (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements.

     A tax is imposed on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to the REIT that are in excess of the amounts that would have been deducted based on arm’s length negotiations. There are a number of exceptions with regard to redetermined rents, which are summarized below.

•	Redetermined rents do not include de minimis payments received by the REIT with respect to non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

•	The redetermined rent provisions do not apply with respect to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, as long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT, the taxable REIT subsidiary and the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

•	The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leaseable space in the REIT’s property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

•	The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary’s direct cost of rendering the service.

•	The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arm’s length basis even though a taxable REIT subsidiary provided services to the tenants.

Relief From Certain Failures of the REIT Qualification Provisions

     Beginning in the 2005 taxable year, if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify as a REIT

     For any taxable year in which we fail to qualify as a REIT and certain relief provisions do not apply, we would be taxed at regular corporate rates, including alternative minimum tax rates on all of our taxable income. Distributions to our shareholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available for distribution to our shareholders and, because the shareholders would continue to be taxed on the distributions they receive, the net after tax yield to the shareholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect on an investment in our class A common shares. If we lose our REIT status, unless certain relief provisions apply, we would not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Taxation of Taxable U.S. Shareholders

     The term “U.S. shareholder” means a holder of our class A common shares who, for federal income tax purposes:

          is a citizen or resident of the United States;

          is a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury Regulations provide otherwise;

          is an estate the income of which is subject to federal income taxation regardless of its source; or

          is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. shareholders.

     The term “non-U.S. shareholder” means a holder or our class A common shares who is not a U.S. shareholder.

     Except as discussed below, distributions generally will be taxable to taxable U.S. shareholders as ordinary income to the extent of our current or accumulated earnings and profits. We may generate cash in excess of our net earnings. If we distribute cash to shareholders in excess of our current and accumulated earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder’s shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of our current and accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss. Distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations. As a REIT, dividends by us of our ordinary income will generally not qualify as “qualified dividend income” eligible to be taxed in the case of individuals at capital gains rates. See “Jobs and Growth Tax Act” below.

     Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

     Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. shareholders as gains from the sale or disposition of a capital asset to the extent that they do not exceed our actual net capital gain for the taxable year. Depending on the period of time the tax characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. shareholders at a 15% or 25% rate. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. shareholder generally would:

•	include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. shareholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it; and

•	increase the adjusted basis of its class A common shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and, in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

     Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as income from a passive activity, within the meaning of Section 469 of the Internal Revenue Code, since income from a passive activity generally does not include dividends and gain attributable to the disposition of property that produces dividends. As a result, U.S. shareholders subject to the passive activity rules will generally be unable to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will be treated as investment income if a shareholder so elects, in which case the capital gain is taxed at ordinary income rates.

     If a U.S. shareholder sells or disposes of our class A common shares held by it, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. Generally, this gain or loss will be reportable as capital gain or loss. In general, capital gains recognized by individuals and other non-corporate shareholders upon the sale or disposition of class A common shares will be subject to a maximum federal income tax rate of 15% if the class A common shares are held for more than 12 months, and will be taxed at ordinary income rates of up to 35% if the class A common shares are held for 12 months or less. Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of class A common shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, if a shareholder receives a long-term capital gain dividend from us and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

     In any year in which we fail to qualify as a REIT, the shareholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction and the shareholders will not be required to report any share of our tax preference items.

Backup Withholding

     We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a shareholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that shareholder a tax equal to the rate as provided under Section 3406(a)(1) of the Internal Revenue Code. These rules may apply (1) when a shareholder fails to supply a correct taxpayer identification number, (2) when the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (3) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder’s federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.

     The United States Treasury issued its final regulations regarding the withholding and information reporting rules discussed above. In general, the final Treasury Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. The final Treasury Regulations were generally made effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning these final Treasury Regulations and the potential effect on their ownership of common shares.

Taxation of Tax-Exempt Entities

     In general, a tax-exempt entity that is a shareholder will not be subject to tax on distributions or gain realized on the sale of shares. A tax-exempt entity may be subject to unrelated business taxable income, however, to the extent that it has financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code or that it uses the shares in a trade or business of the tax-exempt shareholder. In determining the number of shareholders a REIT has for purposes of the “50% test” described above under “— REIT Qualification,” generally, any shares held by tax-exempt employees’ pension and profit sharing trusts which qualify under Section 401(a) of the Internal Revenue Code and are exempt from tax under Section 501(a) of the Internal Revenue Code (“qualified trusts”) will be treated as held directly by its beneficiaries in proportion to their interests in the trust and will not be treated as held by the trust.

     A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as unrelated business taxable income (“UBTI”). The percentage is determined by dividing the REIT’s gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income (less direct expenses related thereto) of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the “look-thru” rule with respect to the 50% test discussed above and if the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. We do not currently meet either of these requirements.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our class A common shares will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the UBTI generated by the investment in our class A common shares. These prospective investors should consult their own tax advisors concerning the “set aside” and reserve requirements.

Taxation of Foreign Investors

     The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in class A common shares, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.

     Dividends that are not attributable to gain from any sales or exchanges we make of United States real property interests and which we do not designate as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Those dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the class A common shares is treated as effectively connected with the non-U.S. shareholder’s conduct of a United States trade or business, the non-U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to those dividends, and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation. For withholding tax purposes, we are currently required to treat all distributions as if made out of our current and accumulated earnings and profits and thus we intend to withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder unless (1) the non-U.S. shareholder files an IRS Form W-8BEN claiming that a lower treaty rate applies or (2) the non-U.S. shareholder files an IRS Form W-8ECI claiming that the dividend is effectively connected income.

     Under final Treasury Regulations, we are not required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. Dividends in excess of our current and accumulated earnings and profits are not taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of those shares. To the extent that those dividends exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not a dividend will be in excess of current and accumulated earnings and profits, the dividend will be subject to such withholding. We do not make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the non-U.S. shareholder may seek a refund of those amounts from the IRS.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, commonly known as “FIRPTA.” Under FIRPTA, those dividends are taxed to a non-U.S. shareholder as if the gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty exemption. We are required by the Internal Revenue Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated as a capital gain dividend in connection with the sale of a United States real property interest. This amount is creditable against the non-U.S. shareholder’s FIRPTA tax liability.

     Beginning in the 2005 taxable year, the above taxation under FIRPTA of distributions attributable to gains from our sales or exchanges of U.S. real property interests (or such gains that are retained and deemed to be distributed) will not apply, provided our shares are “regularly traded” on an established securities market in the United States, and the non-U.S. shareholder does not own more than 5% of our shares at any time during the taxable year. Instead, such amounts will be taxable as a dividend of ordinary income not effectively connected with a U.S. trade or business.

     Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that we will be a “domestically controlled REIT,” and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the class A common shares will be publicly traded, however, no assurance can be given that we will remain a “domestically controlled REIT.” However, gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the class A common shares is effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain, and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual’s capital gains. If we were not a domestically controlled REIT, whether or not a non-U.S. shareholder’s sale of shares would be subject to tax under FIRPTA would depend on whether or not the class A common shares were regularly traded on an established securities market (such as the American Stock Exchange) and on the size of selling non-U.S. shareholder’s interest in our capital shares. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of our class A common shares may be required to withhold 10% of the gross purchase price.

Jobs and Growth Tax Act

     On May 28, 2003, the President of the United States signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, referred to herein as the Jobs and Growth Tax Act. The Jobs and Growth Tax Act reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008). The Jobs and Growth Tax Act also taxes “qualified dividend income” of individuals as net capital gain, thus reducing the maximum individual tax rate for such dividends to 15% (for tax years from 2003 through 2008). “Qualified dividend income” generally includes dividends received from regular corporations and from certain “qualified foreign corporations,” provided certain required stock holding periods are met.

     Under the Jobs and Growth Tax Act, REIT dividends (other than capital gain dividends) generally are not qualified dividend income and continue to be taxed at ordinary rates. Dividends received from a REIT will be treated as qualified dividend income, however, to the extent the REIT itself has qualified dividend income for the taxable year in which the dividend was paid, such as dividends from taxable REIT subsidiaries, and designates such dividends as qualifying for such capital gains rate tax treatment. Qualified dividend income of a REIT for this purpose also includes the sum of (i) the excess of the REIT’s “real estate investment trust taxable income” for the preceding year, which would typically include any income that the REIT did not distribute to shareholders, over the tax payable by the REIT on such income, and (ii) the excess of the income of the REIT for the preceding year subject to the built-in gain tax on certain assets acquired from C corporations, including as a result of the conversion of a C corporation to a REIT, over the tax payable by the REIT on any such income in the preceding year.

     Assuming that we distribute all of our taxable income to our shareholders, our distributions generally will not be eligible for the new 15% tax rate on dividends for individual taxpayers except to the extent attributable to income on which we have paid tax as discussed above or to dividends received by us from non-REIT corporations such as taxable REIT subsidiaries. As a result, our ordinary REIT distributions generally will be taxed at the higher tax rates applicable to ordinary income.

     Without future congressional action, the maximum individual tax rate on long-term capital gains will return to 20% in 2009, and the maximum individual tax rate on dividends will move to 35% in 2009 and 39.6% in 2011.

State and Local Taxes

     We, and our shareholders, may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our capital shares.

CERTAIN ERISA CONSIDERATIONS

     Each prospective investor that is (i) an ERISA Plan, (ii) a plan within the meaning of Section 4975(e)(1) of the Internal Revenue Code (including an IRA and a Keogh Plan) or (iii) a person investing assets of any ERISA Plan or plan whose assets are deemed to include plan assets should consider the matters described below in determining whether to invest in our capital shares. Such ERISA Plans, plans and persons are referred to herein as “Plans.”

General Fiduciary Rules

     Investments by ERISA Plans and persons whose assets are deemed to include plan assets are subject to ERISA’s general fiduciary requirements, including the requirements of investment prudence and diversification, requirements respecting the delegation of investment authority and the requirement that an ERISA plan’s investment be made in accordance with the documents governing the plan. Plan fiduciaries must give appropriate consideration to, among other things, the role that an investment in our capital shares has in the plan’s investment portfolio, taking into account the plan’s purposes, the risk of loss and the potential return in respect of such investment, the composition of the plan’s portfolio, the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the plan, and the projected return of the portfolio relative to the plan’s funding objectives. Keogh plan and IRA investors should also consider whether an investment in our capital shares is appropriate for their Keogh plans or IRAs.

Plan Assets

     Regulations issued by the U.S. Department of Labor (the “Plan Asset Regulations”) describe what constitutes the assets of a plan for purposes of various provisions of ERISA and Section 4975 of the Internal Revenue Code when a plan makes an equity investment in an entity such as an investment in our capital shares. The U.S. Department of Labor has generally stated that an investment by a plan in securities (within the meaning of section 3(20) of ERISA) of a corporation or partnership will not, solely by reason of such investment, be considered to be an investment in the underlying assets of such corporation or partnership so as to make such assets of the entity “plan assets” and thereby make a subsequent transaction between the party in interest and the corporation or partnership a prohibited transaction under Section 406 of ERISA. The Plan Asset Regulations provide that the assets of entities in which retirement plans make equity investments will be treated as “plan assets” unless such investments are (1) in publicly offered securities, (2) in securities offered by an investment company registered under the Investment Company Act of 1940, or (3) within one of the other specific exemptions set forth in the Plan Asset Regulations. Since we are not a registered investment company, the exemption contained in the Plan Asset Regulations which may apply to an investment in our capital shares is that that it may be an investment in “publicly offered securities,” defined generally as interests which are freely transferable, widely-held and registered with the Securities and Exchange Commission or an investment in which equity participation by “benefit plan investors” is not significant. The Plan Asset Regulations provide that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interest is held by benefit plan investors. The term “benefit plan investors” is broadly defined for this purpose to include any employee pension or welfare benefit plan, whether or not subject to ERISA, any plan described in Section 4975(e)(1) of the Internal Revenue Code and any entity whose underlying assets include plan assets by reason of plan investment in the entity. We may have equity participation in this offering by “benefit plan investors” that is significant, as defined above. Therefore, we may not qualify for the exemption for investments in which equity participation by benefit plan investors is not significant.

Plan Asset Regulations — Publicly Offered Securities Exemption

     As noted above, if a retirement plan acquires “publicly offered securities,” the assets of the issuer of the securities are not deemed to be plan assets under the Plan Asset Regulations. The definition of publicly offered securities requires that such securities must be “widely-held,” “freely transferable” and must satisfy certain registration requirements under federal securities laws. Although we should satisfy the registration requirements under this definition, the determinations of whether a security is “widely-held” and “freely transferable” are inherently factual matters. Under the Plan Asset Regulations, a class of securities will be “widely-held” if it is held by 100 or more persons. We anticipate that this requirement will be met; however, even if the shares are deemed to be widely-held, the “freely transferable” requirement must also be satisfied in order to qualify for this exemption. We intend to satisfy the freely transferable requirement set forth in the Plan Asset Regulations with respect to our shares. Because of the factual nature of such a determination, however, and the lack of further guidance as to the meaning of the term “freely transferable,” there can be no assurance that we will, in fact, qualify for this exemption.

Prohibited Transactions

     ERISA generally prohibits a fiduciary from causing an ERISA plan to engage in a broad range of transactions involving the assets of the ERISA plan and persons having a specified relationship to the plan (“parties in interest”) unless a statutory or administrative exemption applies. Similar prohibitions are contained in Section 4975 of the Internal Revenue Code and generally apply with respect to ERISA plans, Keogh plans, IRAs, and other plans. An excise tax may be imposed pursuant to Section 4975 of the Internal Revenue Code on persons having a specified relationship with a plan (“disqualified persons”) in respect of prohibited transactions involving the assets of the plan. Generally speaking, parties in interest for purposes of ERISA would be disqualified persons under Section 4975 of the Internal Revenue Code.

     If our assets are treated for purposes of ERISA and Section 4975 of the Internal Revenue Code as the assets of the plans that invest in our capital shares due to the fact that we fail to satisfy the publicly offered securities exception, certain transactions that we might enter into in the ordinary course of our business might constitute “prohibited transactions” under ERISA and the Internal Revenue Code, thereby potentially subjecting fiduciaries of the plans to personal liability and civil penalties and potentially resulting in the imposition of an excise tax under Section 4975 of the Internal Revenue Code on the disqualified person that is party to the transaction with us unless a statutory or administrative exemption exist and the plan satisfies all conditions for such exemptive relief.

     There are five class exemptions issued by the Department of Labor that could apply in the event of a prohibited transaction. These Department of Labor Prohibited Transaction Class Exemptions apply to:

•	plan asset transactions determined by independent qualified professional asset managers (PTE 84-14),

•	certain transactions involving bank collective investment funds (PTE 91-38),

•	certain transactions involving insurance company pooled separate accounts (PTE 90-1),

•	certain transactions involving insurance company general accounts (PTE 95-60), and

•	plan asset transactions determined by in-house asset manager (PTE 96-23).

     However, there is no assurance that these exemptions or any other exemption will apply, even if all of the conditions specified are satisfied.

Governmental Plans

     Although federal, state and local governmental pension plans are not subject to ERISA, applicable provisions of federal and state law may restrict the type of investments such a plan may make or otherwise have an impact on such a plan’s ability to invest in our capital shares. Accordingly, state and local governmental pension plans considering an investment in our capital shares should consult with their counsel regarding their proposed investment in our capital shares.

Special Considerations for Insurance Companies

     An insurance company considering an investment should consider whether it’s general account may be deemed to include assets of the plans investing in the general account, for example, through the purchase of an annuity contract. In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), the United States Supreme Court held that assets held in an insurance company’s general account may be deemed to be plan assets under certain circumstances. In that event, the insurance company might be treated as a party in interest under such plans. However, PTE 95-60 (described above) may exempt some or all of the transactions that could occur as the result of the acquisition of our capital shares by an insurance company general account. Therefore, insurance company investors should analyze whether John Hancock and PTE 95-60 or any other exemption may have an impact on their decision to purchase our capital shares.

     In addition, the Small Business Job Protection Act of 1996 added a new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Internal Revenue Code. Pursuant to Section 401(c), the Department of Labor issued final regulations effective January 5, 2000 (the “General Account Regulations”) with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer’s general account. As a result of these regulations, assets of an insurance company general account will not be treated as “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Internal Revenue Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

     THE FOREGOING DISCUSSION OF ERISA AND INTERNAL REVENUE CODE ISSUES SHOULD NOT BE CONSTRUED AS LEGAL ADVICE. FIDUCIARIES OF PLANS SHOULD CONSULT THEIR OWN COUNSEL WITH RESPECT TO ISSUES ARISING UNDER ERISA AND THE INTERNAL REVENUE CODE AND MAKE THEIR OWN INDEPENDENT DECISION REGARDING AN INVESTMENT IN OUR COMMON SHARES.

USE OF PROCEEDS

     We do not know either the number of class A common shares that will be ultimately sold pursuant to the plan or the prices at which such shares will be sold. We will receive proceeds from the purchase of class A common shares through the plan only to the extent that such purchases are made directly from us and not from open market purchases by the Plan Administrator. We intend to use the net proceeds from the sale by us of class A common shares for general corporate purposes.

PLAN OF DISTRIBUTION

     Except to the extent the Plan Administrator purchases class A common shares in open market transactions, the class A common shares acquired under the plan will be sold directly by us through the plan. We may sell class A common shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares may be resold in market transactions (including coverage of short positions) on any national security exchange on which class A common shares trade or in privately negotiated transactions. Our class A common shares are currently listed on the AMEX.

     The difference between the price such owners pay to us for class A common shares acquired under the plan and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

     Subject to the availability of class A common shares registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends.

     We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of class A common shares under the plan. Upon withdrawal by a participant from the plan by the sale of class A common shares held under the plan, the participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a participant), any related brokerage commissions and any applicable transfer taxes.

     Class A common shares may not be available under the plan in all jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any class A common shares or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL MATTERS

     The validity of the securities issued hereunder and certain tax matters will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas.

EXPERTS

     The consolidated financial statements and schedule of AmREIT and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The historical summary of gross income and direct operating expenses of MacArthur Park Shopping Center for the year ended December 31, 2003, has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The historical summary of gross income and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange commission and is not intended to be a complete presentation of income and expenses.

     The historical summary of gross income and direct operating expenses of Uptown Park Shopping Center for the year ended December 31, 2004, has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The historical summary of gross income and direct operating expenses was prepared for the purpose of complying with the rule and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of income and expenses.

WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, you may read and copy our SEC filings at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     This prospectus is only part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that we have excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or document. You may inspect or obtain a copy of the registration statement, including exhibits and schedules, as described in the previous paragraph

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-31397).

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 22, 2005 (File No. 001-31397).

•	Additional soliciting materials on Schedule 14A filed with the SEC on May 31, 2005 (File No. 001-31397).

•	The description of our class A common shares contained in our registration statement on Form 8-A filed on July 17, 2002 (File No. 001-31397).

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 001-31397).

•	Current Report on Form 8-K/A dated March 10, 2005 (File No. 001-31397).

•	Current Report on Form 8-K dated March 18, 2005 (File No. 001-31397).

•	Current Report on Form 8-K dated May 13, 2005 (File No. 001-31397).

•	Current Report on Form 8-KA dated May 10, 2005 and filed with the SEC on June 7, 2005 (File No. 001-31397).

     You may request copies of these filings at no cost by writing or telephoning Robyn Walden, Investor Relations, at the following address and telephone number:

8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(713) 850-1400

GLOSSARY

     “Beneficial Owners” are shareholders who beneficially own shares of our Company Shares that are registered in a name other than their own (for example, in the name of a bank, broker, or other nominee).

     “Business day” means any day other than Saturday, Sunday, or legal holiday on which the American Stock Exchange or another applicable securities exchange is closed or a day on which AmREIT or the Plan Administrator is authorized or obligated by law to close.

     “Common Shares” means AmREIT’s class A common shares of beneficial interest, $0.01 par value.

     “Company” means AmREIT, a Texas real estate investment trust.

     “Company Shares” or “Company’s Shares” means AmREIT’s class A common shares.

     “Investment Date” means, with respect to class A common shares acquired pursuant to a dividend reinvestment, in the case of shares acquired directly from us, the dividend payment date authorized by our Board of Trust Managers or, in the case of open market purchases, some day or days generally between the last business day of the month and the next 10 business days thereafter, as market conditions permit.

     “Market Price” means, with respect to reinvested dividends for shares to be acquired from the Company, the average daily high and low sales prices, computed to three decimal places, of the class A common shares on the AMEX or another applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period (generally the 10 days on which the AMEX or another applicable securities exchange is open and for which trades in our class A common shares are reported immediately preceding the relevant Investment Date, or, if no trading occurs in the class A common shares on one or more of such days, for generally the 10 days immediately preceding the Investment Date for which trades are reported). With respect to reinvested dividends for shares to be acquired on the open market, Market Price means the weighted average of the actual prices paid, computed to four decimal places, for all of the class A common shares purchased by the Plan Administrator with all participants’ reinvested dividends for the related month.

     “Minimum Price” means 95% of the sum of the fair market value of our class A common shares on the Investment Date plus brokerage commissions, if any, paid on your behalf.

     “Participant” means a record owner of our class A common shares, the beneficial owner of our class A common shares whose bank, broker or other nominee participates on the beneficial owner’s behalf.

     “Plan Administrator” means a plan administrator that administers the plan, keeps records, sends statements of account to each Participant, and performs other duties related to the plan. Wells Fargo Bank, N.A. shall serve as the initial plan administrator of the plan.

     “Plan Shares” are all shares of class A common shares held in a participant’s account under the plan and all whole and fractional shares credited to a participant’s plan account as the result of reinvestment of dividends on shares of our class A common shares enrolled in the Dividend Reinvestment Program.

     “Pricing Period” is the period generally encompassing the 10 days during which our class A common shares are is traded on the AMEX or other securities exchange preceding the relevant dividend reinvestment date. A Pricing Period is generally a period of 10 consecutive trading days, but can be set to other periods by us.

     “Record Date” means, with respect to reinvestments of dividends, the date set by our Board of Trust Managers for determination of the ownership of the class A common shares entitled to payment of such dividends.

     “Record Owner” refers to shareholders who own shares of our class A common shares in their own names.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the fees and expenses (not including underwriting commissions and fees) in connection with the issuance and distribution of the securities being registered hereunder. Except for the Securities and Exchange Commission registration fee, all amounts are estimates.

Securities and Exchange Commission registration fee	$974
AMEX Listing Fee	4,000
Accounting fees and expenses	5,000
Attorneys’ fees and expenses	15,000
Printing fees	10,000
Miscellaneous expenses	5,000

Total	$39,974

Item 15. Indemnification of Directors and Officers.

     Our Declaration of Trust provides that the liability of each trust manager for monetary damages shall be eliminated to the fullest extent permitted by applicable law. In general, under current Texas law, a trust manager is liable to the trust only for liabilities arising from such trust manager’s own willful misfeasance or willful malfeasance or gross negligence. The Declaration of Trust also provides that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

     AmREIT’s Declaration of Trust and the indemnification agreements that we have with our officers provide that the trust managers and officers shall be indemnified to the maximum extent permitted by Texas law. Under current Texas law, the trust will indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a trust manager or officer if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed: (3) in the case of conduct in his official capacity as a trust manager or officer of the real estate investment trust (REIT), that his conduct was in the REIT’s best interests; and (3) in all other cases, that his conduct was at least not opposed to the REIT’s best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Except to the extent provided in the following sentence, a trust manager or officer may not be indemnified (1) in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person’s official capacity; or (2) in which the person is found liable to the REIT. Notwithstanding the foregoing, a person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; provided that if the person is found liable to the REIT or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the REIT. In addition, our Declaration of Trust, Bylaws and indemnification agreements require us to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former trust manager or officer made a party to a proceeding by reason of his status as a trust manager or officer, provided that we shall have received (1) a written affirmation by the trust manager or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by the Bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our Declaration of Trust, Bylaws and indemnification agreements also permit us to provide indemnification, payment or reimbursement of expenses to any of our employees or agents in such capacity. Any indemnification, payment or reimbursement of the expenses permitted by the Declaration of Trust, Bylaws and indemnification agreements shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Texas Real Estate Investment Trust Act for trust managers.

Item 16. Exhibits.

5.1	*	Opinion of Locke Liddell & Sapp LLP regarding the validity of the securities being registered

8.1	*	Opinion of Locke Liddell & Sapp LLP regarding tax matters

23.1	*	Consent of KPMG LLP

23.2	*	Consent of KPMG LLP

23.3	*	Consent of KPMG LLP

23.4	*	Consent of Locke Liddell & Sapp LLP (contained in its opinions filed as Exhibit 5.1 and Exhibit 8.1)

24.1	*	Power of Attorney (included on the signature page at page II-4)

*	Filed herewith.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 11, 2005.

AmREIT
By:	/s/ H. Kerr Taylor
H. Kerr Taylor, President and
Chief Executive Officer

     Each person whose signature appears below hereby constitutes and appoints H. Kerr Taylor and Chad C. Braun, and each of them, as their attorney-in-fact and agent, with full power of substitution and resubstitution for them in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of shares of class A common shares under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated:

/s/ H. Kerr Taylor H. Kerr Taylor	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 11, 2005

/s/ Chad C. Braun Chad C. Braun	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2005

/s/ Robert S. Cartwright Robert S. Cartwright	Trust Manager	July 11, 2005

/s/ G. Steven Dawson G. Steven Dawson	Trust Manager	July 11, 2005

/s/ Philip W. Taggart Philip W. Taggart	Trust Manager	July 11, 2005

EXHIBIT INDEX

Exhibit
No.		Description
5.1	*	Opinion of Locke Liddell & Sapp LLP regarding the validity of the securities being registered

8.1	*	Opinion of Locke Liddell & Sapp LLP regarding tax matters

23.1	*	Consent of KPMG LLP

23.2	*	Consent of KPMG LLP

23.3	*	Consent of KPMG LLP

23.4	*	Consent of Locke Liddell & Sapp LLP (contained in its opinion filed as Exhibit 5.1)

24.1	*	Power of Attorney (included on the signature page at page II-4)

*	Filed herewith.